Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

NORTH AMERICAN PROPANE, INC., a Delaware corporation
ENERGYUSA PROPANE, INC., a Delaware corporation
EUSA-ALLIED ACQUISITION CORP., a Delaware corporation
EUSA HEATING & AIR CONDITIONING SERVICES, INC., a Delaware corporation

and

NGL ENERGY PARTNERS, LP, a Delaware limited partnership

January 16, 2012

Section 10.5	Extension; Waiver	61
Section 10.6	Expenses	62
Section 10.7	Amendment and Modification	62
Section 10.8	Counterparts	62
Section 10.9	Severability; Validity; Parties in Interest	62
Section 10.10	Time	62

TABLE OF SCHEDULES

Schedule 1.1(a)	Knowledge Persons - Seller
Schedule 1.1(b)	Knowledge Persons - Purchaser
Schedule 1.1(c)	Permitted Encumbrances
Schedule 1.1(d)	Working Capital Definition and Calculation
Schedule 2.1(a)	Excluded Contracts
Schedule 2.1(d)	Acquired Intellectual Property
Schedule 2.1(g)	Leased Real Property and Real Property Leases
Schedule 2.1(j)	Other Acquired Assets
Schedule 2.1(l)	Owned Real Property
Schedule 2.2(j)	Retained Intellectual Property
Schedule 2.2(l)	Other Retained Assets
Schedule 2.3A	Assumed Noncompetition Obligations
Schedule 4.3(a)	No Conflicts; Required Filings
Schedule 4.4	Material Noncompliance with Law
Schedule 4.5	Financial Statements
Schedule 4.6(a)	Contracts
Schedule 4.6(c)	Discounts and Rebates
Schedule 4.7	Absence of Certain Changes or Events
Schedule 4.8(c)	Actions or Proceedings by Taxing Authorities
Schedule 4.8(g)	Tax Return Extensions
Schedule 4.9(a)(i)	Employees
Schedule 4.9(a)(ii)	Certain Employee Matters
Schedule 4.9(b)	Benefit Plans
Schedule 4.9(c)	Employee Pension Benefit Plans/Multiemployer Plans
Schedule 4.10	Litigation
Schedule 4.12	Leases of the Owned Real Property
Schedule 4.13(a)	Defaults under Real Property Leases
Schedule 4.13(d)	Pending Condemnation Proceedings on Leased Real Property
Schedule 4.13(f)	Zoning Notices
Schedule 4.14(e)	Intellectual Property Requiring Consent or Notice for Assignment
Schedule 4.15(a)	Environmental Matters
Schedule 4.15(b)	Communications Regarding Environmental Matters
Schedule 4.15(c)	Environmental Conditions
Schedule 4.17	Insurance
Schedule 4.19(a)	Substantial Customers and Suppliers
Schedule 4.19(b)	Bulk Storage Tanks and Locations
Schedule 6.1	Conduct of Business
Schedule 6.1A	Capital Commitments of Seller
Schedule 6.2(a)(iii)	Documents and Items Made Available to Purchaser
Schedule 6.15	Mid-Atlantic Packaged Gas Assets
Schedule 7.3(c)	Required Consents

v

TABLE OF EXHIBITS

Exhibit 1.1(a)	Form of Non-Competition Agreement — NAP and Seller
Exhibit 1.1(b)	Form of Non-Competition Agreement — Albion Mezzanine Fund II, L.P.
Exhibit 1.1(c)	Form of Non-Competition Agreement — WCP North American Propane I, LLC
Exhibit 1.1(d)	Form of Non-Competition Agreement — Vicki Kurlander
Exhibit 1.1(e)	Form of Non-Competition Agreement — Mark Cleaves
Exhibit 1.1(f)	Form of Non-Competition Agreement — Robert R. Kaplan
Exhibit 2.8	Form of Deposit Escrow Agreement
Exhibit 2.9	Form of Escrow Agreement
Exhibit 3.2(a)	Form of Bill of Sale
Exhibit 3.2(b)	Form of Lease Assignments
Exhibit 3.2(c)	Form of Letter Agreement
Exhibit 3.2(d)	Form of Assignment and Assumption Agreement
Exhibit 3.2(e)	Form of Trademark Assignment
Exhibit 3.2(f)	Form of Quitclaim Assignment
Exhibit 3.2(i)	Forms of Deeds
Exhibit 3.2(j)	Form of Non-Foreign Entity Certification
Exhibit 3.2(m)	Form of Transition Services Agreement
Exhibit 3.2(o)	Form of Domain Name Assignment

Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of January 16, 2012 (this “Agreement”), by and among NORTH AMERICAN PROPANE, INC., a Delaware corporation (“NAP”), ENERGYUSA PROPANE, INC., a Delaware corporation (“EUSAP”), EUSA—ALLIED ACQUISITION CORP., a Delaware corporation (“EUSA-Allied”), and EUSA HEATING & AIR CONDITIONING SERVICES, INC., a Delaware corporation (“EUSAH&AC”) (EUSAP, EUSA—Allied and EUSAH&AC are sometimes singularly and collectively referred to as “Seller”), and NGL ENERGY PARTNERS, LP , a Delaware limited partnership, and its permitted assigns( the “Purchaser”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in ARTICLE I.

WHEREAS, each of EUSAP, EUSA—Allied and EUSAH&AC are wholly-owned subsidiaries of NAP; and

WHEREAS, Seller is engaged, inter alia, in the retail and wholesale distribution of propane, distillates, packaged gases and related goods and services to residential, commercial, industrial and agricultural markets (such business being herein sometimes singularly and collectively referred to as the “Business”); provided however, that the “Business” shall not be deemed to include any Retained Asset, including any Retained Asset described in Sections 2.2(j) or 2.2(l), or any Excluded Liability; and

WHEREAS, Purchaser has agreed, and by executing and delivering this Agreement agrees, to acquire from Seller, Seller has agreed, and by executing and delivering this Agreement agrees, and NAP by executing and delivering this Agreement agrees to cause Seller, to sell to Purchaser, the Acquired Assets on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, FOR and in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                          Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Account Parties” has the meaning set forth in Section 6.9.

“Accounts Receivable” means trade accounts receivable and trade notes receivable from customers of the Business, whether or not reflected on the books and records of Seller, including accounts charged off, whether or not such accounts currently have legal judgments (or other forms of liens or legal encumbrances) granted in favor of Seller, but excluding Intercompany Receivables from Seller.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Intellectual Property” has the meaning set forth in Section 2.1(d).

“Adjustment Amount” has the meaning set forth in Section 2.5(c).

“Affected Facilities” has the meaning set forth in Section 6.14(a).

“Affiliate” means with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  Notwithstanding the foregoing, for purposes of this Agreement, no Person (other than NAP), who or which controls, is controlled by, or is under common control with, Albion Mezzanine Fund II, L.P. shall be deemed to be “Affiliates” of Seller.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Ancillary Agreements” means, collectively, the Assignment and Assumption Agreement, the Bill of Sale, the Non-Competition Agreements, the Lease Assignments, the Sublease, the Deeds, the Trademark Assignment, the Quitclaim Assignment and the Domain Name Assignment.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(g).

“Assumed AmeriGas Obligations” has the meaning set forth in Section 2.3B.

“Assumed Contracts” has the meaning set forth in Section 2.1(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Noncompetition Obligations” has the meaning set forth in Section 2.3A.

“Assumed Supply Agreements” has the meaning set forth in Section 2.3C.

“Arbiter” has the meaning set forth in Section 2.5(d).

“Base Purchase Price” has the meaning set forth in Section 2.4.

“Basket” has the meaning set forth in Section 9.5(a).

“Benefit Plan” has the meaning set forth in Section 4.9(b).

“Bill of Sale” has the meaning set forth in Section 3.2(a).

“Business” has the meaning set forth in the second Recital of this Agreement, subject to the proviso therein.

“Business Books and Records” means the books and records of Seller, including all computerized books and records owned by Seller, to the extent they relate to the Business, the purchase of materials, supplies and services for the Business, the manufacture and sale of products by the Business or dealings with customers of the Business and all files relating to the Assumed Liabilities and excluding books and records relating solely to Taxes of Seller.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks and other deposit gathering institutions in the Borough of Manhattan, City and State of New York are authorized or required by law or executive order to close.

“Cap” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Working Capital” has the meaning set forth in Section 2.5(c).

“COBRA” has the meaning set forth in Section 4.9(e).

“Confidentiality Agreement” means the letter agreement, dated October 25, 2011, between Purchaser and NAP, as the same may be amended from time to time.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Contract” means any binding agreement or contract, including any (i) collective bargaining agreement, license, lease, sublease or other arrangement, oral or written, formal or informal and (ii) purchase orders or other obligations, regardless of form, for the delivery of products or the provision of services.

“Corrective Action” means all actions to (i) clean up, remove, treat, develop and implement engineering controls, or in any other way remediate or address any Hazardous Substance or other contamination which exists in violation of any Environmental Law; (ii) prevent the Release of any Hazardous Substance so it does not endanger or threaten to endanger human health or welfare, the environment or natural resources; (iii) develop work plans, perform pre-remedial studies and investigations or post-remedial monitoring, reporting and care; or (iv) to otherwise correct a condition of non-compliance with Environmental Laws.

“Deed” means a deed in substantially the form attached hereto as Exhibit 3.2(i) for the applicable parcel of the Owned Real Property.

“Deposit” has the meaning set forth in Section 2.8.

“Deposit Escrow Agreement” has the meaning set forth in Section 2.8.

“Disclosure Schedules” has the meaning set forth in Section 6.12.

“Domain Name Assignment” has the meaning set forth in Section 3.2(r).

“Employees” has the meaning set forth in Section 4.9(a).

“Encumbrance” means any lien, encumbrance, security interest, charge, mortgage, deed of trust, deed to secure debt, option, pledge or restriction on transfer of title.

“Environmental Laws” means all applicable Laws that govern air emissions, air quality, soil quality, water effluent, water quality, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances, pollution or the protection of public health, human health or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C.§. 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) (RCRA), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act (33 U.S.C. §2701 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §11001 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act of 1970 (29 U.S.C. § 651 et seq.), as each of these laws have been amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than Seller that together with Seller is considered under common control and treated as a single employer under IRC Section 414(b), (c), (m) or (o).

“Escrow Agent” has the meaning set forth in Section 2.9.

“Escrow Agreement” has the meaning set forth in Section 2.9.

“Escrow Amount” means Six Million Dollars ($6,000,000).

“Estimated Working Capital” has the meaning set forth in Section 2.5(b).

“Estimated Fixed Price Adjustment” has the meaning set forth in Section 2.3D.

“Estimated Propane Supply Agreement Adjustment” has the meaning set forth in Section 2.3C.

“Excluded Contracts” has the meaning set forth in Section 2.1(a).

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Final Allocation” has the meaning set forth in Section 2.6(a).

“Financial Statements” has the meaning set forth in Section 4.5.

“GAAP” has the meaning set forth in Section 4.5.

“Governmental Entity” means any federal, state, provincial, local, county or municipal government, governmental, judicial, regulatory or administrative agency, commission, board, tribunal, bureau or other authority or instrumentality, domestic or foreign.

“Hazardous Substance” means any substance, material or waste which is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” “biohazard,” or words of similar meaning or effect, including petroleum and its compounds and by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Intellectual Property” means Trademarks, patents, copyrights (including registrations and applications for any of the foregoing) and software.

“Intercompany Receivables” means any intercompany accounts or notes receivable of the Business outstanding prior to the Closing Date that are owing from Seller or any Affiliate of Seller.

“Inventory” means all inventory used or held for use by the Business, including all propane, distillates, packaged gases, all hard goods, appliances, parts, fittings and other inventory, wherever located or in transit.

“IRC” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Knowledge” means without independent investigation (a) with respect to Seller, the actual knowledge of the individuals whose names are set forth on Schedule 1.1(a), and (b) with respect to Purchaser, the actual knowledge of the individuals whose names are set forth on Schedule 1.1(b).

“Law” means, with respect to any Person, any foreign or domestic law, statute, code, regulation, rule, ordinance, order, judgment, writ, decree or other legal requirement of any Governmental Entity that is applicable to such Person.

“Lease Assignments” has the meaning set forth in Section 3.2(c).

“Leased Real Property” has the meaning set forth in Section 2.1(g).

“Letter” has the meaning set forth in Section 6.9.

“Letter Agreement” has the meaning set forth in Section 3.2(c).

“Lockbox Account” has the meaning set forth in Section 6.9.

“Loss” or “Losses” have the meaning set forth in Section 9.1.

“M&A qualified beneficiary” has the meaning set forth in Section 6.5(g).

“Material Adverse Effect” means an event, change, condition or occurrence that has a material adverse impact or effect on the Acquired Assets or results of operations of the Business, taken as a whole; provided that “Material Adverse Effect” shall neither be deemed to include the impact or effect of, nor shall there be taken into account in determining whether there has been a “Material Adverse Effect”: (a) changes in Laws or interpretations thereof or binding directives of Governmental Entities, (b) the announcement of this Agreement and the transactions contemplated hereby or the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (c) changes in GAAP or the interpretations thereof, (d) compliance with and performance of this Agreement and the transactions contemplated by this Agreement, (e) changes affecting general economic conditions or the industry in which Seller operates, (f) the failure of Seller to meet projections of earnings, revenues or other financial measures (whether such projections were made by Seller or independent Third Parties), (g) changes in the prevailing market rates of distillates, propane, hard goods or packaged gases, (h) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack within or upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (i) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (j) any existing event, occurrence, or circumstance with respect to which Purchaser has knowledge as of the date hereof, (k) any adverse change in, or effect on, the Business or the Acquired Assets that is cured by Seller before the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated pursuant to the applicable provisions of Section 8.1.

“Mid-Atlantic Packaged Gas Assets” has the meaning set forth in Section 6.15.

“NAP” has the meaning set forth in the Preamble to this Agreement.

“NFPA” has the meaning set forth in Section 6.14(a).

“Non-Competition Agreements” means the non-competition agreements to be entered into at the Closing between Purchaser, NAP, each Seller, Albion Mezzanine Fund II, L.P., WCP North American Propane I, LLC, Vicki Kurlander, Mark Cleaves and Robert R. Kaplan, substantially in the forms of Exhibits 1.1(a), 1.1(b), 1.1(c), 1.1(d), 1.1(e) and 1.1(f), respectively.

“Non-Foreign Entity Certification” has the meaning set forth in Section 3.2(m).

“Notice Period” has the meaning set forth in Section 9.3.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Outside Date” has the meaning set forth in Section 8.1.

“Owned Real Property” has the meaning set forth in Section 2.1(l).

“Pension Plan” has the meaning set forth in Section 4.9(c).

“Permits” means all permits, certificates, licenses, approvals, registrations and authorizations required under applicable Laws, required to conduct the Business.

“Permitted Encumbrances” means (a) all Encumbrances identified on Schedule 1.1(c) and any state of facts that an accurate survey or inspection of the Real Property would disclose and that are not otherwise set forth on Schedule 1.1(c); provided that, with respect to any parcel of Owned Real Property for which Purchaser elects to obtain a current survey prior to Closing, the matters disclosed on such survey shall only be Permitted Encumbrances to the extent that they would not reasonably be expected to have a Material Adverse Effect, (b) Encumbrances for Taxes and assessments not yet due and payable, (c) zoning, building and other land use conditions and restrictions (d) carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s liens and other like Encumbrances imposed by Law, arising in the Ordinary Course of Business and securing obligations for work for which payment is not yet due or, if due, that is not overdue by more than thirty (30) days and which in the aggregate would not reasonably be expected to have a Material Adverse Effect or are being contested in good faith; provided, however, that all Encumbrances contemplated by this clause (d) constitute Excluded Liabilities for which Seller is solely responsible unless they are reflected in the calculation of Working Capital utilized in determining the Purchase Price, and (e) Encumbrances which in the aggregate would not reasonably be expected to have a Material Adverse Effect.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Plant Closing Laws” has the meaning set forth in Section 6.5(f).

“Post-Closing Tax Period” has the meaning set forth in Section 6.7(a).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.7(a).

“Preliminary Allocation” has the meaning set forth in Section 2.6(a).

“Propane Supply Agreement Adjustment” has the meaning set forth in Section 2.3C.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchaser” has the meaning set forth in the Preamble to this Agreement.

“Purchaser Defined Contribution Plan” has the meaning set forth in Section 6.5(d).

“Purchaser Hired Employees” has the meaning set forth in Section 6.5(a).

“Purchaser Indemnified Party” has the meaning set forth in Section 9.1.

“Purchaser’s Representatives” has the meaning set forth in Section 6.2(a)(i).

“Quitclaim Assignment” has the meaning set forth in Section 3.2(i).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Leases” has the meaning set forth in Section 2.1(g).

“Reconciliation Statement” has the meaning set forth in Section 2.5(c).

“Release” has the meaning given to that term in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), and the regulations promulgated thereunder.

“Remaining Pre-Closing Propane Commitment” has the meaning set forth in Section 2.3C.

“Remediation Transfer Date” has the meaning set forth in Section 6.16.

“Retained Assets” has the meaning set forth in Section 2.2.

“Retained Parcel” has the meaning set forth in Section 6.16.

“Retained Parcel Lease” has the meaning set forth in Section 6.16.

“Returns” has the meaning set forth in Section 2.3(f).

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble to this Agreement.

Seller Defined Benefit Plans” has the meaning set forth in Section 6.5(c).

“Seller Defined Contribution Plan” has the meaning set forth in Section 6.5(d).

“Seller Indemnified Party” has the meaning set forth in Section 9.2.

“Seller Parties” has the meaning set forth in Section 6.2(a)(i).

 “Sublease” has the meaning set forth in Section 3.2(d).

“Tangible Personal Property” means all equipment, machinery, tanks, computers, computer software, furniture, furnishings, fixtures, office supplies, tools, spare parts, motor vehicles, and all other tangible non-real estate assets leased by, owned by, or on order to be delivered to, Seller, wheresoever the same may be located, but excluding the tangible personal property which constitutes a part of the Retained Assets, including the Retained Assets referred to in Section 2.2(l).

“Tax” or “Taxes” means any and all taxes, fees, levies or other assessments, including federal, state, local, or foreign income, corporate gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, value added, license, net worth, payroll, franchise, severance, stamp, transfer, registration, premium, windfall, profits, environmental, customs duties, capital stock, capital duty profits, unemployment, disability, alternative or add-on minimum, estimated or any similar taxes imposed by any Taxing Authority, together with any interest, penalties or additions to tax and additional amounts imposed with respect thereto.

“Taxing Authority” means any Governmental Entity responsible for the imposition or collection of any Taxes.

“Tax Return” means any return (including information and estimated returns), report, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any United States federal, state, local or foreign Taxing Authority relating to Taxes.

“Terminated Seller Employees” has the meaning set forth in Section 6.5(b).

“Third Party” means any Person other than Seller, NAP, Purchaser or any of their respective Affiliates.

“Trademark Assignment” has the meaning set forth in Section 3.2(h).

“Trademarks” means trademarks, service marks, trade dress, trade names, Internet domains and domain names, customer service telephone numbers, designs, logos and slogans, together with goodwill, registrations and applications relating to the foregoing.

“Transferred Vehicles” means the motor vehicles included in the Tangible Personal Property.

“Transfer Taxes” has the meaning set forth in Section 6.7(b).

“Transition Services Agreement” has the meaning set forth in Section 3.2(p).

“Vendor Posted Price” means the price per gallon announced as of the Closing Date, by any vendor, which is a party to a propane supply agreement with Seller.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital” shall mean and is calculated as set forth on Schedule 1.1(d).

Section 1.2                          Interpretation.  When a reference is made in this Agreement to a section, article, paragraph, exhibit or schedule, such reference shall be to a section, article, paragraph, exhibit or schedule of this Agreement unless clearly indicated to the contrary.

(a)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)                                 The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(c)                                  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting either gender shall include both genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)                                 A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(e)                                  A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(f)                                    References to $ are to United States Dollars.

The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1                          Sale and Transfer of Acquired Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and NAP shall cause Seller to, sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller in and to all rights, properties and assets of Seller that are used or held for use in the operation of the Business, wherever located, whether tangible or intangible, including those assets that are listed or described below, but excluding the Retained Assets (collectively, the “Acquired Assets”):

(a)                                  With the exception of those Contracts set forth on Schedule 2.1(a)(the “Excluded Contracts”), all Contracts relating to the Business or the Acquired Assets, including (i) Contracts with vendors of goods or services involving Seller’s purchase of goods or services in the Ordinary Course of Business, (ii) Contracts with the customers of the Business for the sale of propane or other products by Seller in the Ordinary Course of Business and/or the provision of services by Seller in the Ordinary Course of Business, and (iii) EUSA—Allied’s collective bargaining agreement with Local Union 312, International Brotherhood of Teamsters (the “Assumed Contracts”);

(b)                                 all Inventory;

(c)                                  all Tangible Personal Property;

(d)                                 all rights, title and interest to the Intellectual Property used, held by, or licensed to, a Seller in the operation of the Business and set forth on Schedule 2.1(d) (collectively, the “Acquired Intellectual Property”);

(e)                                  all Accounts Receivable, and, except as contemplated by Section 2.2(g), all advance payments, prepaid items, claims for refunds, rights of offset and credits of the Business;

(f)                                    all rights of Seller under all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with all items comprising a part of the Acquired Assets;

(g)                                 all leasehold interests of NAP or Seller in the real property set forth in Schedule 2.1(g) (the “Leased Real Property”) leased to NAP or Seller pursuant to the leases described on Schedule 2.1(g), subject to Permitted Encumbrances (collectively, the “Real Property Leases”);

(h)                                 all Permits relating to the operation of the Acquired Assets and the Business, to the extent assignable to Purchaser;

(i)                                     all Business Books and Records;

(j)                                     all the rights, properties or assets that are set forth on Schedule 2.1(j);

(k)                                  all customer lists and goodwill relating to the other items comprising a part of the Acquired Assets and the Business as a going concern; and

(l)                                     all rights of Seller in and to each parcel of the real property described on Schedule 2.1(l), together with all buildings, structures,

fixtures and improvements and construction in progress located thereon (collectively, the “Owned Real Property”), subject to the Permitted Encumbrances.

Section 2.2                          Retained Assets.  Notwithstanding anything to the contrary contained herein, the Acquired Assets shall not include any rights, properties or assets consisting of (collectively, the “Retained Assets”):

(a)                                  all cash and cash equivalents of Seller wherever located;

(b)                                 all Intercompany Receivables;

(c)                                  all bank accounts of Seller;

(d)                                 all corporate charters, certificates of authority and corporate minute books and the corporate stock records or registers of Seller;

(e)                                  all insurance policies and all claims, benefits and rights thereunder of Seller in connection with the Acquired Assets and the Business or otherwise;

(f)                                    all personnel records and other records that Seller is required by Law to retain in its possession, provided however, at the Closing, the Seller shall give copies of all of Seller’s personnel records relating to Purchaser Hired Employees to Purchaser;

(g)                                 except to the extent reflected in any Working Capital calculation pursuant to Section 2.5, all rights to any refunds or credits (including, in each case, interest with respect thereto) in respect of Taxes, or recoveries of Taxes from customers or other parties required by Contract or otherwise to indemnify Seller for Taxes, attributable to payments of Taxes made or required to be made by Seller, whether or not any refund claims have been filed prior to the Closing;

(h)                                 all rights in connection with, and assets of, the Benefit Plans;

(i)                                     any causes of action, lawsuits, judgments, claims and demands of any nature to the extent that the same arise out of, or are related to, any of the Retained Assets or Excluded Liabilities, whether arising by way of counterclaim or otherwise;

(j)                                     all rights, title and interest in and to the Intellectual Property of Seller set forth on Schedule 2.2(j);

(k)                                  all rights of Seller under the Excluded Contracts; and

(l)                                     any asset set forth on Schedule 2.2(l).

Section 2.3                          Assumed Liabilities & Excluded Liabilities.  On the terms and subject to the conditions set forth in this Agreement, including Section 9.2, at the Closing, Purchaser shall assume from Seller and thereafter pay, perform or otherwise discharge in accordance with their terms the following liabilities or obligations of Seller, but excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a)                                  all obligations for accounts payable relating to the Business, which are  included in the calculation of Working Capital;

(b)                                 all obligations for customer deposits or credit balances due to customers, with respect to customers of the Business, if included in the calculation of Working Capital;

(c)                                  all obligations and liabilities resulting from the ownership, use, operation or maintenance of the Acquired Assets by Purchaser after Closing or the operation of the Business by Purchaser after the Closing;

(d)                                 all liabilities and obligations of Seller (not attributable to any violation, breach or failure to perform on the part of Seller occurring prior to the Closing) under the Assumed Contracts;

(e)                                  all product warranty, product liability or similar claims arising out of the purchase, sale, use or marketing of any products or services of the Business, whether before or after the Closing;

(f)                                    all liabilities and obligations associated with returns of products or claims for refund in respect of services (“Returns”) that are purchased, sold or provided whether before or after the Closing;

(g)                                 any royalties, commissions or similar payments payable to Third Parties with respect to any products of the Business that are sold after the Closing;

(h)                                 all liabilities and obligations relating to Purchaser Hired Employees arising after the Closing or resulting from any actions by the Purchaser;

(i)                                     all liabilities and obligations of Seller with respect to Permits after the Closing (and not attributable to any violation, breach or failure to perform by the Seller occurring prior to the Closing) to the extent such Permits are Acquired Assets;

(j)                                     all obligations imposed on Purchaser by Section 6.5;

(k)                                  all liabilities and obligations of the Seller with respect to commitments for capital expenditures permitted under Section 6.1 or consented to by Purchaser pursuant to Section 6.1; and

(l)                                     all other liabilities related to the operation of the Business or ownership of the Acquired Assets after Closing (and not attributable to any violation, breach or failure to perform by the Seller occurring prior to the Closing).

Anything in this Agreement to the contrary notwithstanding, Seller shall retain and be responsible for any and all liabilities and obligations of Seller and the Business other than the Assumed Liabilities (the “Excluded Liabilities”), and Purchaser shall not assume, or in any way be liable or responsible for, any liabilities or obligations of Seller or of the Business, except the Assumed Liabilities.  Without limiting the generality of the foregoing, Seller shall retain and be responsible for, and Purchaser shall not assume, or in any way be liable or responsible for, the following Excluded Liabilities:

(I)                                    all obligations and liabilities resulting from the ownership, use, operation or maintenance of the Retained Assets;

(II)                                all obligations and liabilities relating to the Encumbrances contemplated by clause (d) of the definition of the term “Permitted Encumbrances” in ARTICLE I, subject to the proviso in said clause;

(III)                            all obligations and liabilities of Seller arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, whether or not such transactions are consummated, including any Tax liability so arising;

(IV)                            except for obligations imposed on Purchaser in Section 6.5, all obligations and liabilities of Seller with respect to employment or consulting agreements, pension, profit sharing, welfare and other Benefit Plans, or amounts owing for commissions or compensation, termination, severance or other payments to the present or former employees, officers, directors, managers, partners, stockholders or members of Seller, including any of the contribution history or existing withdrawal liabilities associated with any multi-employer pension plan and any withdrawal liability resulting from the sale of the Acquired Assets under Subtitle E, Part 1 of ERISA; provided, however, that nothing contained in this Section 2.3(IV) shall be interpreted or construed to result in liability for NAP or any Seller for any obligations or liabilities relating to Purchaser Hired Employees arising after the Closing or resulting from any actions by the Purchaser.

(V)                                except for obligations imposed on Purchaser in Section 6.5, all obligations and liabilities with respect to the present (as of the Closing Date) or former employees, officers, directors, managers, partners, stockholders or members of Seller, including claims under any Laws, including worker’s compensation claims, ERISA claims, COBRA claims, age claims, civil rights claims, claims under the Fair Labor Standards Act, claims under the Labor Management Relations Act, employment discrimination claims of all types, sexual harassment claims, pension fund liability (whether for current or unfunded accrued liabilities), Americans With Disabilities Act claims and Occupational Safety and Health Act claims, and any obligations or liabilities with respect to the consultants of Seller; provided, however, that nothing contained in this Section 2.3(V) shall be interpreted or construed to result in liability for NAP or any Seller for any obligations or liabilities relating to Purchaser Hired Employees arising after the Closing or resulting from any actions by the Purchaser;

(VI)                            all obligations and liabilities of Seller arising under any Assumed Contract of the Business that is attributable to any violation, breach or failure to perform by Seller occurring prior to Closing, and any liability or obligation of any Seller arising under any Excluded Contract;

(VII)                        except as provided in Section 6.7(b) and as specifically provided in this Agreement, all obligations and liabilities of Seller, or any consolidated group of which Seller is a member, for any Taxes with respect to (A) any Seller’s ownership, operation or use of the Acquired Assets prior to Closing or the Retained Assets and (B) the transactions contemplated by this Agreement;

(VIII)                    all obligations and liabilities with respect to (i) claims, actions or causes of action, including those involving toxic torts and those seeking reimbursement of Corrective Action costs, which arise out of any Seller’s use, generation, Release, handling, treatment, storage, disposal or transportation or arranging therefor, of any Hazardous Substance prior to the Closing Date, (ii) Seller, by Contract or otherwise, prior to the Closing, arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment of any Hazardous Substance at any facility owned or operated by another Person, (iii) prior to the Closing, any Seller accepting any Hazardous Substance for transport to disposal or treatment facilities or other sites, (iv) prior to the Closing, any Release or threatened Release of Hazardous Substances upon, about, into or from the Owned Real Property or Leased Real Property or, prior to the Closing, any Hazardous Substances or products or materials containing Hazardous Substances located upon, delivered to or in transit to or from the Owned Real Property, or Leased Real Property, or (v) any violation, actual or alleged, of or any other liability under or in connection with Environmental Law which occurred prior to Closing; and

(IX)                           all obligations and liabilities with respect to the matters set forth on Schedule 4.10.

Section 2.3A.  Assumed Noncompetition Agreements.  Purchaser shall assume and pay the payments due after the Closing Date (together with all interest accrued thereon through the Closing Date) under the Noncompetition Agreements listed on Schedule 2.3A (collectively, the “Assumed Noncompetition Obligations”).

Section 2.3B  Assumed AmeriGas Propane, LP Obligations.  Purchaser shall assume and pay the obligations of Seller accruing after the Closing Date to AmeriGas Propane, LP under Section 4 of the Propane Supply Agreement dated April 1, 2008 by and between AmeriGas Propane, LP and H.E. Woodmansee and Sons, Inc., which Agreement was assigned to the Seller (the “Assumed AmeriGas Obligations”).

Section 2.3C  Propane Supply Agreements. Prior to the Closing, Seller and Purchaser shall review the propane supply agreements included in the Assumed Contracts (“the Assumed Supply Agreements”).  If, pursuant to an Assumed Supply Agreement, Seller has not purchased the entire quantity of propane allocated to any period prior to the Closing Date as set forth in any Assumed Supply Agreement (each a “Remaining Pre-Closing Propane Commitment”) and if Purchaser will be required to purchase a Remaining Pre-Closing Propane Commitment at a price under any such Assumed Supply Agreement that is higher than the Vendor Posted Price with respect to the Assumed Supply Agreement resulting in the applicable Remaining Pre-Closing Propane Commitment, Purchaser will receive a credit in an amount equal to the amount by which the price or prices per gallon for each Remaining Pre-Closing Propane Commitment, if any, exceed the applicable Vendor Posted Price, multiplied by the number of gallons of the applicable Remaining Pre-Closing Propane Commitment (such amounts, collectively, “Propane Supply Agreement Adjustment”).  The Propane Supply Agreement Adjustment shall be estimated at Closing (the “Estimated Propane Supply Agreement Adjustment”).  Adjustment of the Estimated Propane Supply Agreement Adjustment to determine the Propane Supply Agreement Adjustment shall be effected after the Closing in accordance with the time frames and dispute resolution provisions of Section 2.5, which shall apply to this Section 2.3C, mutatis mutandis.

Section 2.3D Fixed Price Agreements.  Prior to the Closing, Seller and Purchaser shall review: (i) all outstanding commitments of the Seller to purchase a fixed number of gallons of propane at a fixed price per gallon (collectively, the “Fixed Price Purchase Commitments”); and (ii) all outstanding commitments of the Seller to sell a fixed number of gallons of propane at a fixed price per gallon (the “Fixed Price Sale Commitments”), included in the Assumed Contracts.  If the number of gallons to be sold under the Fixed Price Sale Commitments is less than the number of gallons to be purchased under the Fixed Price Purchase Commitments, Purchaser shall receive a credit in an  amount equal to the difference between the price at which Purchaser is required to purchase propane under the Fixed Price Purchase Commitments and the market price as at the Closing Date, multiplied by the number of gallons Purchaser is required to purchase pursuant to the Fixed Price Purchase Commitments which exceed the number of gallons to be sold pursuant to Fixed Price Sale Commitments (the “Fixed Price Adjustment”).  The Fixed Price Adjustment shall be estimated at Closing (the “Estimated Fixed Price Adjustment”).  Adjustment of the Estimated Fixed Price Adjustment to determine the Fixed Price Adjustment shall be effected after the Closing in accordance with the time frames and dispute resolution provisions of Section 2.5, which shall apply to this Section 2.3D, mutatis mutandis.

Section 2.3E  No Double Count; No Effect on Working Capital.  Notwithstanding anything to the contrary contained in this Agreement, (i) Sections 2.3C and 2.3D are mutually exclusive, and in determining either the Propane Supply Agreement Adjustment or the Fixed Price Adjustment there shall be no double-counting of gallons taken into account in determining either such adjustment, and (ii) neither the Propane Supply Agreement Adjustment, nor the Fixed Price Adjustment shall be taken into account in determining Working Capital.

Section 2.4                          Price.  The base purchase price for the Business and the Acquired Assets (the “Base Purchase Price”), in addition to Purchaser’s assumption of the Assumed Liabilities, is Sixty-Six Million Eight Hundred Thousand Dollars ($66,800,000.00), less (i) the dollar amount of the Assumed Noncompetition Obligations; (ii) the dollar amount of the Assumed AmeriGas Obligations; (iii) the Estimated Propane Supply Agreement Adjustment, (iv) the Estimated Fixed Price Adjustment, and (v)  the dollar amount of the Environmental Credit provided for in Section 6.14(a) plus the positive dollar amount of Estimated Working Capital as of the Closing Date or minus the negative dollar amount of Estimated Working Capital as of the Closing Date, as applicable.  The Base Purchase Price, as adjusted in accordance with Section 2.5, is herein referred to as the “Purchase Price”.

Section 2.5                          Adjustments to Base Purchase Price.

(a)                                  The Base Purchase Price will be increased or decreased dollar for dollar by the Adjustment Amount, as finally determined in accordance with this Section 2.5.

(b)                                 Not less than (forty-eight) 48 hours prior to Closing, Seller shall have prepared and furnished to Purchaser a statement setting forth Seller’s good faith estimate of the Closing Working Capital (the “Estimated Working Capital”), calculated in a manner consistent with Schedule 1.1(d).  Purchaser shall be permitted to observe and participate in the determination of the Estimated Working Capital, and will be permitted to observe and participate in the determination of the Closing Working Capital.  Notwithstanding anything to the contrary contained in this Agreement, no current liabilities which are Excluded Liabilities will be included in Closing Working Capital.

(c)                                  Within forty-five (45) calendar days after the Closing Date, Seller shall prepare a statement (the “Reconciliation Statement”) setting forth Seller’s calculation of (i) the Working Capital as of the Closing Date (the “Closing Working Capital”), and (ii) the amount, if any, by which the Closing Working Capital is greater or less than the Estimated Working Capital (such difference being referred to herein as the “Adjustment Amount”).  Purchaser shall be permitted to review all work papers and procedures used by Seller to prepare the statement setting forth the Estimated Working Capital and the Reconciliation Statement and shall have the right to perform any other reasonable procedures to verify the accuracy thereof.

(d)                                 Subject to this Section 2.5, the Reconciliation Statement and Adjustment Amount calculation delivered by Seller to Purchaser shall be deemed to be, and shall be, final, binding and conclusive on the parties hereto.  Purchaser may dispute any amounts reflected on the Reconciliation Statement, including Seller’s calculation of the Closing Working Capital and the Adjustment Amount, as not being determined correctly in accordance with GAAP or this Section 2.5 or that the Reconciliation Statement contained mathematical errors on its face; provided, however, that Purchaser shall notify Seller in writing of any such dispute, setting forth in reasonable detail any item on the Reconciliation Statement with which Purchaser disagrees and the basis in reasonable detail for such disagreement, which notice must be provided within fifteen (15) calendar days of Purchaser’s receipt of the Reconciliation Statement.  In the event of such a dispute, Seller and Purchaser shall attempt to reconcile their differences, and any written resolution by them as to any disputed amounts and any revisions to the Adjustment Amount shall be final, binding and conclusive on the parties.  If Seller and Purchaser are unable to reach a resolution to such effect within fifteen (15) calendar days of Seller’s receipt of Purchaser’s written notice of dispute, then Purchaser or Seller may submit the amounts remaining in dispute for resolution to an independent accounting firm, mutually appointed by Seller and Purchaser or, in the absence of agreement by the parties, to J.H. Cohn L.P. (such independent accounting firm being herein referred to as the “Arbiter”).  The Arbiter shall determine and report to the parties upon such remaining disputed amounts and any resulting revisions to the Adjustment Amount, and such report shall be final, binding and conclusive on the parties hereto.  Each of the parties agrees to use its commercially reasonable efforts to cooperate with the Arbiter and to cause the Arbiter to resolve any dispute no later than fifteen (15) calendar days after matters in dispute are submitted to the Arbiter for determination.  In performing its duties hereunder, it is understood and agreed that the Arbiter will be functioning as an expert and not as a mediator or arbitrator, will not be permitted to conduct an independent review (or audit) but will make its determination as to each of the disputed amounts based solely on the positions taken by Seller and Purchaser, respectively.  The fees and disbursements of the Arbiter shall be allocated between Purchaser and Seller based upon the percentage of the total disputed amount submitted to the Arbiter that is ultimately awarded to each of Purchaser and Seller, such that each of Purchaser and Seller will bear a percentage of such costs and expenses equal to the percentage of the total disputed amount awarded to the other.  For the avoidance of doubt the application of the preceding sentence of this Section 2.5(d) can be illustrated by the following hypothetical example: If Purchaser claims that the value of the Inventory is $50,000.00 less than the amount determined by Seller and set forth on the Reconciliation Statement, and if the Arbiter resolves the dispute by awarding Purchaser $30,000.00 of the $50,000.00 disputed, then the responsibility for Arbiter’s costs and expenses would be allocated 60% (i.e. $30,000.00/$50,000.00) to Seller and 40% (i.e. $20,000.00/$50,000.00) to Purchaser.

(e)                                  The Adjustment Amount ultimately determined in accordance with this Section 2.5 will be used for purposes of determining the Purchase Price.  If the Adjustment Amount is positive (i.e., the Closing Working Capital is greater than the Estimated Working Capital), Purchaser shall pay to Seller an amount equal to the Adjustment Amount in cash in immediately available funds within ninety (90) days after the Closing, if there be no dispute with respect thereto, or on or before (x) ninety (90) days after the Closing Date, if any dispute is resolved by agreement of the parties, or (y) within fifteen (15) calendar days after the delivery of the Arbiter’s report in accordance with this Section 2.5, together with interest thereon for the period commencing on the Closing Date through the date on which all of the Adjustment Amount is paid (such interest to be calculated at the rate of 4% per annum).  If the Adjustment Amount is negative (i.e., the Closing Working Capital is less than the Estimated Working Capital), Seller shall, and NAP shall cause Seller to, pay to Purchaser an amount equal to the Adjustment Amount in cash in immediately available funds within ninety (90) days after the Closing, if there be no dispute with respect thereto, or on or before (x) ninety (90) days after the Closing Date, if any dispute is resolved by agreement of the parties, or (y) within fifteen (15) calendar days after the delivery of the Arbiter’s report in accordance with this Section 2.5, together with interest thereon for the period commencing on the Closing Date through the date on which all of the Adjustment Amount is paid (such interest to be calculated at the rate of 4% per annum).  Payment of the Adjustment Amount in accordance with this Section 2.5, together with such interest shall be made by wire transfer of immediately available funds to an account or accounts designated by Seller or Purchaser, as the case may be.

Section 2.6                          Allocation of Purchase Price for Tax Purposes.

(a)                                  Not less than (forty-eight) 48 hours prior to Closing, Purchaser shall provide to Seller for its consideration a reasonable allocation of the consideration paid for the Acquired Assets (including the Assumed Liabilities) pursuant to IRC Section 1060 (the “Preliminary Allocation”).  Promptly after the Closing, the Preliminary Allocation shall be updated by Seller and Purchaser working together in good faith to reflect any adjustments to the Purchase Price after the Closing and such amended allocation shall be the “Final Allocation.”

(b)                                 To the extent that they were able to reach agreement, as contemplated in Section 2.6(a), Seller and Purchaser shall (i) be bound by the Final Allocation for all Tax purposes; (ii) prepare and file all Tax Returns in a manner consistent with the Final Allocation; and (iii) take no position inconsistent with the Final Allocation in any Tax Return, any proceeding before any Taxing Authority or otherwise.  In the event that the Final Allocation is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute.

Section 2.7                          Apportionments.

(a)                                  Real estate charges and assessments (other than Taxes addressed in Section 6.7(a)) affecting the Real Property, water and sewer rentals, prepaid license fees and other charges for licenses and permits with respect to the operation of such parcel (to the extent such licenses and permits are assignable to Purchaser and are assigned to Purchaser at the Closing), municipal rubbish removal charges with respect to the operation of such parcel and other similar charges with respect to the operation of such parcel shall be apportioned pro rata between Seller and Purchaser on a per diem basis as of the Closing Date.  If bills for such charges have not been issued as of the Closing Date, and if the amount of such charges for the then current year is not then known, the apportionment of such charges shall be made at Closing on the basis of the prior year’s charges.  After the Closing, upon receipt of the bills for the year in which the Closing occurs, Seller and Purchaser shall apportion the actual amount of such charges, and, if either party paid more than its proper share thereof at the Closing, the other party shall promptly reimburse such party for the amount so expended by wire transfer of immediately available funds to an account or accounts designated by Seller or Purchaser, as the case may be.

(b)                                 To the extent comprising a part of the Acquired Assets or the Assumed Liabilities, all amounts of rent, prepaid expenses, unearned revenue, throughput fees and tank rent shall be apportioned on a per diem basis as of the Closing Date.

Section 2.8                                      Deposit Escrow.  Contemporaneously, with the execution and delivery of this Agreement, Purchaser will deposit with the Escrow Agent an earnest money deposit of $1,000,000.00 (the “Deposit”). The Deposit, together with all interest, dividends and other income thereon, shall be held and released by the Escrow Agent in accordance with an escrow agreement, which escrow agreement shall (i) be executed and delivered by the Purchaser, Seller and the Escrow Agent contemporaneously with the execution and delivery of this Agreement, and (ii) be in the form attached hereto as Exhibit 2.8 (the “Deposit Escrow Agreement”).

Section 2.9                                      Escrow Agreement.  The Escrow Amount shall be deposited in an account with US BANK, National Association, which shall act as escrow agent hereunder (the “Escrow Agent”), for the purpose of securing Sellers’ indemnification obligations under ARTICLE IX.  The Escrow Amount, together with all interest, dividends and other income thereon, shall be held and released by the Escrow Agent in accordance with an escrow agreement, which escrow agreement shall (i) be entered into by and among Purchaser, Seller and the Escrow Agent at the Closing, and (ii) be in the form attached hereto as Exhibit 2.9 (the “Escrow Agreement”).

Section 2.10                                Non-Assignable Contracts.  This Agreement and any document delivered hereunder shall not constitute an assignment or an attempted assignment by Seller of any right contemplated to be assigned to Purchaser hereunder (a) which is not assignable by a Seller without the consent of a Third Party if such consent has not been obtained and such assignment or attempted assignment would constitute a breach thereof; or (b) if the remedies for the enforcement or any other particular provisions thereof available to a Seller would not pass to Purchaser.  Accordingly, following the Closing, NAP and each Seller shall use their respective commercially reasonable efforts to obtain such consents of Third Parties as may be necessary for the assignment of any such right by a Seller, and Purchaser will cooperate therein.

ARTICLE III
THE CLOSING

Section 3.1                                      The Closing.  Following the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each party will take at Closing), subject to the next succeeding sentence of this Section 3.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic delivery at the offices of Purchaser’s counsel, Seder & Chandler, LLP, 339 Main Street, Worcester, Massachusetts at 10:00 a.m., prevailing Worcester, Massachusetts time, on the earlier to occur of (i) January 31, 2012, (ii) if the Closing has not occurred on or before January 31, 2012, three (3) Business Days after the conditions set forth in ARTICLE VII hereof are satisfied or waived if the conditions set forth in ARTICLE VII hereof are satisfied or waived on or before such date, or (iii) such other date and time as the parties may mutually determine ( as applicable the “Closing Date”).  Title to, ownership of, control over and risk of loss of the Acquired Assets shall pass to Purchaser effective 12:01 a.m., prevailing Worcester, Massachusetts time on the Closing Date.

Section 3.2                          Deliveries by Seller.  At the Closing, NAP and each Seller shall deliver or cause to be delivered to Purchaser (unless previously delivered), the following:

(a)                                  a bill of sale (the “Bill of Sale”), substantially in the form of Exhibit 3.2(a) attached hereto, transferring the Acquired Assets to Purchaser (other than the Acquired Assets being transferred pursuant to the other documents and instruments being delivered under this Section 3.2), duly executed by each Seller;

(b)                                 assignments of lease (the “Lease Assignments”), substantially in the form of Exhibit 3.2(b) attached hereto, evidencing the assignment by Seller and the assumption by Purchaser of the Real Property Leases, duly executed by Seller;

(c)                                  the Letter Agreement substantially in the form attached hereto as Exhibit 3.2(c);

(d)                                 an assignment and assumption agreement (the “Assignment and Assumption Agreement”), substantially in the form of Exhibit 3.2(d) attached hereto, evidencing the assignment by each Seller and the assumption by Purchaser of the Assigned Contracts (other than the Real Property Leases) and the Assumed Liabilities, duly executed by each Seller;

(e)                                  a trademark assignment (the “Trademark Assignment”), substantially in the form of Exhibit 3.2(e) attached hereto, evidencing the assignment by each Seller of the active Trademark registrations and applications comprising a part of the Acquired Intellectual Property, duly executed by each Seller;

(f)                                    a quitclaim  assignment (the “Quitclaim Assignment”) substantially in the form of Exhibit 3.2(f) attached hereto, evidencing the assignment by each Seller of certain proprietary names of Seller, duly executed by each Seller;

(g)                                 motor vehicle certificates of title and other documentation necessary to transfer title to the vehicles, constituting a part of the Tangible Personal Property, duly executed by each Seller;

(h)                                 copies of amendments, duly executed by Seller and prepared for filing with the appropriate Governmental Entities, of (x) the Certificates of Incorporation of each Seller, and (y) certificates of qualification to transact business as foreign corporations in any jurisdiction wherein each Seller is qualified, changing the corporate name of each Seller to a name not confusingly similar to the corporate names of EUSAP, EUSA—Allied and EUSAH&AC, respectively, nor similar to any name used or owned by Purchaser;

(i)                                     Deeds relating to each parcel of Owned Real Property (together with state transfer Tax statements or affidavits of value, if and as required), duly executed by each Seller that is an owner of such parcel;

(j)                                     certificates substantially in the form attached hereto as Exhibit 3.2(j), certifying that each Seller is not a “foreign person” as defined in Section 1445 of the IRC (the “Non-Foreign Entity Certification”), duly executed by each Seller;

(k)                                  a copy of (i) the certificate of incorporation and by-laws of each Seller, as in effect on the Closing Date, (ii) the resolutions of the directors, managers, stockholders and members, as applicable, of each Seller duly authorizing the execution, delivery and performance by such Seller of the Agreement and the Ancillary Agreements to which such Seller is a party, each certified as of the Closing Date by the secretary or assistant secretary of such Seller, together with an incumbency certificate as to the individuals authorized to execute and deliver such documents and instruments on its behalf;

(l)                                     such customary affidavits and other documents as Purchaser’s title insurance company may reasonably require from Seller as a condition to issuing a standard coverage owner’s policy of title insurance with respect to the Owned Real Property;

(m)                               a transition services agreement (the “Transition Services Agreement”), substantially in the form of Exhibit 3.2(m) attached hereto, duly executed by each Seller which is a party thereto;

(n)                                 the Escrow Agreement, duly executed by NAP and each Seller;

(o)                                 a domain name assignment, substantially in the form of Exhibit 3.2(o) (the “Domain Name Assignment”), duly executed by each Seller, as applicable; and

(p)                                 the certificate referred to in Section 7.2(b).

Section 3.3                          Deliveries by Purchaser.

(a)                                  At the Closing, Purchaser shall deliver or cause to be delivered to Seller (unless previously delivered), the following:

(i)                                     the dollar amount equal to the Base Purchase Price minus the Escrow Amount and the Deposit, by wire transfer of immediately available funds to an account or accounts designated by Seller;

(ii)                                   the Lease Assignments, duly executed by Purchaser;

(iii)                               the Assignment and Assumption Agreement, duly executed by Purchaser;

(iv)                              the Sublease, duly executed by Purchaser;

(v)                                 the Trademark Assignment, duly executed by Purchaser;

(vi)                              the Quitclaim Assignment, duly executed by Purchaser;

(vii)                           the Transition Services Agreement, duly executed by Purchaser;

(viii)                        any Transfer Tax statements or affidavits of value, if and as required to be executed by Purchaser;

(ix)                                such customary affidavits and other documents as Purchaser’s title insurance company may reasonably require from Purchaser as a condition to issuing a standard coverage owner’s policy of title insurance with respect to the Owned Real Property;

(x)                                   the Non-Competition Agreements, duly executed by Purchaser;

(xi)                                the certificate referred to in Section 7.2(b); and

(xii)                             all other previously undelivered documents, instruments and writings required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 At the Closing, Purchaser shall deliver, or cause to be delivered, to the Escrow Agent the Escrow Amount, to be held by the Escrow Agent in escrow pursuant to the Escrow Agreement.

(c)                                  At the Closing, Purchaser shall provide instructions for the release of the Deposit to Seller.

Section 3.4                          Further Assurances.  From time to time following the Closing, Seller and Purchaser shall, and each shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Ancillary Agreements and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Ancillary Agreements, and to otherwise make effective the transactions contemplated hereby.  The parties shall mutually cooperate to arrange for the migration of books and records and confidential data which are included in the Retained Assets from servers that are Acquired Assets and files constituting Business Books and Records.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NAP AND SELLERS

Except as set forth in the Disclosure Schedules delivered by Seller to Purchaser herewith, NAP and Seller jointly and severally represent and warrant to Purchaser as follows:

Section 4.1                          Organization.  NAP and each Seller are duly organized, validly existing and in good standing under the laws of the State of Delaware and have the requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being conducted.  NAP and each Seller are duly qualified or licensed to do business as foreign corporations and are in good standing in each jurisdiction in which the nature of their respective businesses (including as to Seller, the Business) or the nature of their respective assets make such qualification or licensing necessary.

Section 4.2                          Authority Relative to this Agreement.  NAP and each Seller have all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which NAP or any Seller is a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such Ancillary Agreements to which NAP or any Seller is a party and the consummation by NAP and each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate and stockholder action on the part of NAP and each Seller.  No other corporate proceedings on the part of NAP or any Seller are necessary to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements to which NAP or any Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been, or at the Closing will be, duly and validly executed and delivered by NAP and each Seller to the extent it is a party thereto and, assuming this Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by Purchaser, each of this Agreement and such other agreements will constitute a valid and binding agreement of NAP and each Seller to the extent it is a party thereto, enforceable against NAP and each Seller, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

Section 4.3                          No Conflict; Required Filings.

(a)                            Except as set forth on Schedule 4.3(a), the execution and delivery by NAP and each Seller of this Agreement, and the Ancillary Agreements to which NAP or any Seller is a party, does not, and the performance by NAP and each Seller, as the case may be, of its obligations under this Agreement and such Ancillary Agreements will not, (i) contravene any provision of NAP’s or any Seller’s certificate of incorporation or by-laws, respectively, (ii) conflict with, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any material Contract to which NAP or any Seller is a party, except as would not reasonably be expected to have a Material Adverse Effect, (iii) violate any statute, rule or regulation or any order, writ, injunction, decree, judgment or ruling of any Governmental Entity, in each case, to which NAP or any Seller is subject, except as would not reasonably be expected to have a Material Adverse Effect or (iv) violate or give rise to any termination or cancellation of any Permits, consents or approvals required for Seller to own, lease and operate its properties or to conduct its Business as presently conducted by it, except as would not reasonably be expected to have a Material Adverse Effect.

(b)                           The execution and delivery by NAP and each Seller of this Agreement, and the Ancillary Agreements to which NAP or any Seller is a party, does not, and the performance by NAP and each Seller, as the case may be, of its obligations under this Agreement and such Ancillary Agreements will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except as may be required under the HSR Act.

Section 4.4                          Compliance with Law; Permits.  Except as set forth on Schedule 4.4, Seller is in compliance in all material respects with all Laws which Seller is required to be in compliance with in order to carry on the Business, including, specifically, NFPA Regulations 54 and 58 and each other of the Laws relating to propane and other fuel tanks and all vehicles used in the conduct of the Business, and neither NAP nor any Seller has received written notice of noncompliance in any material respects with (i) any Law which Seller is required to be in compliance with in order to carry on the Business; or (ii) any authorizations or Permits required in order to carry on the Business, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.5                          Financial Statements.  Schedule 4.5 contains complete and correct copies of NAP’s (i) audited, consolidated financial statements, which consolidates with those of NAP, the assets, results of operations and cash flows of Seller, including the audited consolidated balance sheet, income statement and statement of cash flows, together with the related schedules and notes for the year ended September 30, 2010 and 2009, respectively, and (ii) draft audited consolidated financial statements, which consolidate with those of NAP the assets, results of operations and cash flows of Seller, for the twelve (12) months ended September 30, 2011.  All of the foregoing financial statements are herein collectively referred to as the “Financial Statements.”  All of the Financial Statements fairly present NAP’s consolidated financial position as of the dates thereof and the results of NAP’s consolidated operations for the periods then ended, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), applied on a consistent basis throughout the periods involved, except that such un-audited statements for the twelve (12) months ended September 30, 2011, omit any footnote disclosure and are subject to normal, year-end audit adjustments.  Except as set forth in the September 30, 2011 consolidated balance sheet of NAP, no Seller has any (a) liabilities or obligations, direct or contingent, accrued or otherwise, of a nature customarily reflected in financial statements in accordance with GAAP, except those incurred after such date in the Ordinary Course of Business and those which would not reasonably be expected to have a Material Adverse Effect, and (b) liabilities or obligations under any Benefit Plans except those incurred after such date in the Ordinary Course of Business and pursuant to the terms of the Benefit Plans, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 4.6                          Contracts.

(a)                            Schedule 4.6(a) lists each Contract under which any Seller has or may acquire any rights, under which any Seller has or may become subject to any obligation or liability, or by which any Seller or any of the assets owned or used by it is or may become bound, in each case, if any one or more of the following applies:

(i)                                     it imposes a right of first refusal, option or other restriction in favor of any Person with respect to any of the Acquired Assets that will not be discharged at or prior to Closing;

(ii)                                  it is an investment in any Person or a commitment relating to the making of any such investment, including relating to a partnership or joint venture, which relates to the Business, the Acquired Assets or the Assumed Liabilities or restricts the ability of NAP or any Seller to consummate the transactions contemplated by this Agreement;

(iii)                               it is a Contract limiting the freedom of the Business to engage in any line of business or compete with any Person, other than restrictions in the senior and mezzanine lending documents of Seller, which restrict the rights of Seller to change the Business without the lenders’ consent but which will be discharged at Closing;

(iv)                              it is a membership, operating or voting agreement with any Person, other than any stockholder or similar agreement among NAP and its stockholders;

(v)                                 it is a collective bargaining agreement or other collective labor Contract to be assumed by Purchaser;

(vi)                              it is a Contract between Seller and a Third Party entered into in the Ordinary Course of Business involving the payment or receipt by Seller of more than One Hundred Twenty Thousand and 00/100 Dollars ($120,000.00)(whether in cash or in goods or services of an equivalent value) in a calendar year, and pursuant to its terms, is cancelable by such Third Party on less than sixty (60) days notice.

(vii)                           it is a Contract of over One Hundred Twenty Thousand and 00/100 Dollars ($120,000.00), not otherwise covered by any other provision of this Section 4.6(a), between Seller and a Third Party that, pursuant to its terms, is not cancelable by Seller on less than sixty (60) days notice without liability, premium or penalty.

(viii)                        it is a material Contract that was not made or entered into in the Ordinary Course of Business, other than a Contract between NAP or any Seller with any of the stockholders of NAP or any Third Party, which does not limit or restrict the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or which will be fully discharged at or prior to the Closing;

(ix)                                it is a material Contract, other than a Permitted Encumbrance, that burdens, benefits, or imposes liabilities upon, or otherwise with respect to, any Owned Real Property or Leased Real Property, except liabilities and Encumbrances as will be paid or fully discharged at or prior to the Closing;

(x)                                   it is a Contract that involves the future purchase or sale of propane or other item of Inventory at a fixed price;

(xi)                                it is a partnership or joint venture, not otherwise covered by any other provision of this Section 4.6(a), with any Third Party (other than any stockholder of NAP), which relates to the Business, the Acquired Assets or the Assumed Liabilities;

(xii)                             it is a Contract relating to employment of any Employee (other than arrangements in the Ordinary Course of Business for “at-will” employment);

(xiii)                          it is a Contract with any of the officers, directors or stockholders of NAP or any Seller, not otherwise covered by any other provision of this Section 4.6(a), which limits or restricts the ability of Seller to consummate the transactions contemplated by this Agreement and which is not a stockholders’ or similar agreement that requires stockholder approval in order to consummate the transactions contemplated by this Agreement;

(xiv)                         it is a Contract with a vendor of goods or services involving Seller’s purchase of goods or services, excluding (A) any Contracts involving Seller’s purchase of goods or services for less than Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate from any such vendor during the twelve (12) months ended September 30, 2011, and (B) any such Contracts that are outstanding purchase order(s) for Seller’s purchase of goods or services for less than Twenty-thousand and 00/100 Dollars ($20,000.00) in the aggregate from any such vendor;

(xv)                            it is a Contract not entered into in the Ordinary Course of Business with any customer of the Business identified on the customer lists comprising a part of the Business Books and Records for the sale of propane or other products by the Business and/or the provision of services by the Business; or

(xvi)                         it is a Contract for the lease of equipment or other personal property under which Seller is a lessee or a lessor and which involves the payment or receipt of more than Twenty-Five Thousand and 00/100 Dollars ($25,000.00) in any fiscal year and which has a term of more than one (1) year.

Except as otherwise provided in Section 4.6(a)(xv) with respect to customer Contracts entered into in the Ordinary Course of Business, accurate and correct copies of each Contract set forth on Schedule 4.6(a) have or will be delivered to Purchaser at or prior to the Closing.

(b)                           All Assumed Contracts are valid and are in full force and effect and constitute legal, valid and binding obligations of Seller and, to the Knowledge of Seller, of the other parties to such Assumed Contracts.  Except as would not reasonably be expected to have a Material Adverse Effect, Seller is not in default under or in breach of any Assumed Contract, and to the Knowledge of Seller, no other party to any Assumed Contract is in default thereunder or in breach thereof; no claim of default thereunder has been asserted or, to the Knowledge of Seller, threatened.

(c)                            No purchase or sale commitments by any Seller are in excess of the normal, ordinary and usual requirements of the Business, based on past practice in the Ordinary

Course of Business of the Business; no Seller has any outstanding power of attorney to any Person for any purpose whatsoever; no officer, director or any stockholder or other Affiliate of NAP or any Seller has any financial interest, direct or indirect, in a Seller’s suppliers or customers; there are no loans or advances to any officer, director, stockholder, employee or agent of NAP or any Seller or, to the Knowledge of Seller, any Affiliate of any such Person, from any Seller that are presently outstanding; and except as set forth on Schedule 4.6(c) hereto, no Seller grants discounts or rebates to its customers.

(d)                           With the exception of this Agreement, none of NAP, any Seller, any stockholder of NAP or, to the Knowledge of Seller, any of their respective Affiliates has entered into any Contract or granted any option to sell or otherwise transfer, directly or indirectly, all or a significant part of the capital stock, interests or assets (other than the Retained Assets) of any Seller.

Section 4.7                          Absence of Certain Changes or Events.  Except as set forth on Schedule 4.7, from September 30, 2011, through the date of this Agreement, Seller has conducted the Business in the Ordinary Course of Business and has not, with respect to the Business:

(a)                            subjected any of the Acquired Assets to any Encumbrances, other than Permitted Encumbrances, except as will be paid and discharged at or prior to the Closing;

(b)                           sold, transferred, leased, subleased, licensed or otherwise disposed of, to any Third Party, any Acquired Assets or any properties or assets necessary for the conduct of the Business, other than Inventory in the Ordinary Course of Business;

(c)                            increased benefits payable to any Employee under existing severance or termination pay policies or employment agreements, or increased compensation, bonus or other benefits payable to any Employee, other than increased compensation, bonus or other benefits in the Ordinary Course of Business;

(d)                           incurred any material liabilities, other than trade obligations to vendors and customers of Seller in the Ordinary Course of Business;

(e)                            suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the Acquired Assets, except such as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect ;

(f)                              changed any method of financial accounting or financial accounting practice, except for any such change required by reason of a concurrent change in applicable Law or GAAP guidelines;

(g)                           waived, released or assigned any rights in connection with the Business or the Acquired Assets, other than in the Ordinary Court of Business, or as otherwise would not be reasonably expected to have a Material Adverse Effect;

(h)                           cancelled, modified, waived or settled for less than the full amount of any debt owing to or claim by any Seller other than in the Ordinary Course of Business, or as otherwise would not be reasonably expected to have a Material Adverse Effect;

(i)                               entered into any transaction, Contract or commitment which by reason of its size or otherwise was material to the Business or financial condition of any Seller or that was not in the Ordinary Course of Business or with the stockholders of NAP which will be paid or discharged at or prior to Closing;

(j)                               terminated, discontinued, closed or disposed of any plant, facility or business operation related to the Business, except such as would not reasonably be expected to have a Material Adverse Effect ;

(k)                            made any investment of a capital nature or commitment therefor affecting the Business; or

(l)                               agreed, whether in writing or otherwise, to do any of the foregoing, except as expressly contemplated by this Agreement.

Section 4.8                          Tax Matters.

(a)                            NAP and each Seller have timely filed with all appropriate Taxing Authorities all material Tax Returns (and amendments thereto, if applicable) required to be filed or have duly filed extensions therefor in a timely manner.  All such Tax Returns, as amended, are correct and complete in all material respects, and all material Taxes of each Seller, regardless of whether or not reflected on such Tax Returns, have been paid or are being contested in good faith.

(b)                           NAP and each Seller have made adequate accruals for the payment of all material Taxes (i) payable in respect of the period subsequent to the last period for which such Taxes were paid, or (ii) as are being contested in good faith and, to the Knowledge of Sellers, neither NAP nor any Seller has any liability for such Taxes in excess of the amounts so paid or accruals so made.

(c)                            Except as set forth on Schedule 4.8(c), neither NAP nor any Seller is a party to any pending action or proceeding, nor, to the Knowledge of Seller, is any action or proceeding threatened or contemplated by any Taxing Authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against any Seller, nor is the assertion of any such claim pending or to the Knowledge of Sellers, contemplated.  To the Knowledge of Seller, there have been no reports prepared by any agent of the IRS or any other Taxing Authority with respect to any Tax matter involving any Seller.

(d)                           No Seller is or has been required to file any Tax returns with, or pay any Taxes to, any foreign countries or political subdivisions thereof.  No Seller has in effect any powers of attorney with respect to any Tax matters involving it.

(e)                            No Seller is, or has ever been, a party to any Tax sharing or allocation Contract, arrangement or understanding, whether written or oral, other than any such arrangements entered into in the Ordinary Course of Business.

(f)                              Each Seller has complied with all applicable laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the IRC) and has, within the time and within the manner prescribed by applicable law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder and any other Third Party.

(g)                           Except as set forth in Schedule 4.8(g), no Seller is the beneficiary of any extension of time within which to file any Tax return.

(h)                           No Taxing Authority in any jurisdiction wherein any Seller does not do business or is otherwise not required to file Tax Returns has claimed that such Seller is or may be subject to taxation by that jurisdiction.

(i)                               There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of any Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(j)                               No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(k)                            To the Knowledge of Seller, the unpaid Taxes of Sellers (i) did not, as of the most recent fiscal month end prior to the execution and delivery of this Agreement, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the most recent balance sheet, and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers in filing their Tax returns.

(l)                               No Seller is, or has been, a party to any “listed transaction,” as defined in IRC Section 6707A(c)(2) and IRC Regulation Section 1.6011-4(b)(2).

(m)                         No Seller (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was NAP), or (ii) has any liability for the Taxes of any Person (other than any Seller or NAP) under IRC Reg. § 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

Section 4.9                          Employee Matters.

(a)                                  Schedule 4.9(a)(i), which Seller shall deliver to Purchaser at or prior to Closing, contains a complete and accurate list setting forth the individual employees and categories of employees of Seller employed exclusively in the Business (hereinafter referred to individually as an “Employee” and collectively as the “Employees”) as of the date specified on such list as well as each such Employee’s name, and title.  Except as set forth on Schedule 4.9(a)(ii), (i) there is no labor strike, dispute, slowdown or work stoppage or lockout pending or to the Knowledge of Seller threatened against or affecting the Business and during the past three years there has been no such action, (ii) to the Knowledge of Seller no union organizing campaign is in progress with respect to any of the Employees with regard to their employment with Seller, and to Seller’s Knowledge no question concerning representation exists respecting such Employees, (iii) there is no unfair labor practice, charge or complaint pending or to the Knowledge of Seller threatened against Seller arising out of the conduct of the Business, (iv) Seller has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its Employees at any time, for any lawful reason or no reason, without penalty or liability (other than for payments pursuant to a Benefit Plan for which Seller remains responsible as an Excluded Liability), (v) Seller is in material compliance with all Contracts and Laws regarding employment of the Employees, including family and medical leave, wage and hour, employee and worker classification, workers compensation, immigration, wrongful discharge, occupational safety, health and safety Laws and any obligation to notify and/or to negotiate with employee representatives with respect to the transactions contemplated herein, (vi) there is no unresolved employment claim which has been filed as of the date hereof by any Employee or former Employee relating to arbitrations, unfair labor practice charges, employment discrimination charges, lawsuits, or any employment-related tort claim of or by any Employee, and (vii) all salaries and other amounts due to the Employees and all payroll Taxes and withholding due to the relevant Social Security and tax authorities with respect to such amounts have been paid when due.

(b)                                 Schedule 4.9(b) sets forth a true and complete list as of the date hereof of each pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which any Seller is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, change in control, stock options or other stock incentive, performance award, bonus incentive, vacation pay, fringe benefit, sick pay, severance, relocation or termination pay, employment agreement, “cafeteria” or “flexible benefit” plan under Section 125 of the IRC, or other employee or director benefit plan, trust, arrangement, contract, agreement, policy or commitment, whether formal or informal, written or oral, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) maintained by any Seller or ERISA Affiliate and under which employees, former employees, independent contractors, former independent contractors, directors, former directors, managers or former managers of any Seller are entitled to participate by reason of their current or prior employment, or current or former directorship or service as a manager (each, a “Benefit Plan”).  Seller has no plan or commitment to establish any new, or modify any existing, Benefit Plan.  Seller has made available to Purchaser correct and complete copies of all documents relating to each Benefit

Plan, including the plan document or agreement, or with respect to any Benefit Plan that is not in writing, a written description of the materials terms thereof.

(c)                                  Except as set forth on Schedule 4.9(c), at no time has Seller (i) sponsored, maintained, participated in, contributed to or been obligated to contribute to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or IRC Section 412, any multiple employer plan (within the meaning of Sections 4063/4064 of ERISA and IRC Section 413(d), or any “multiemployer plan” as defined in Section 3(37) of ERISA (each a “Pension Plan”) or (ii) incurred or reasonably expected to incur any liability pursuant to Title IV of ERISA or the penalty, excise Tax or joint and several liability of the IRC, whether contingent or otherwise with respect to any Pension Plan sponsored, maintained, participated or contributed to by an ERISA Affiliate or to which an ERISA Affiliate has an obligation to contribute.

(d)                                 No Benefit Plan is under audit or is the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Seller, threatened.

(e)                                  No Benefit Plan promises or provides retiree medical, health or life insurance or other retiree welfare benefits to any Person, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable law, and there has been no communication by or on behalf of Seller (whether oral or written) to any Person that promises or guarantees any such retiree medical, health or life insurance or other retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

Section 4.10                    Litigation.

(a)                                  Except as set forth on Schedule 4.10, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of NAP or any Seller, threatened against or related to NAP or any Seller in respect of the Business, the Acquired Assets or the Purchaser Hired Employees which, if determined adversely, (i) is reasonably likely to result in a Material Adverse Effect on the Acquired Assets or the operations or financial condition of the Business or (ii) could affect NAP’s or any Seller’s ability to consummate the transactions contemplated by this Agreement and each Ancillary Agreement.  To the Knowledge of Seller, there is no state of facts currently existing on which any such suit, claim, action, proceeding or investigation reasonably might be based.  There is no suit, claim, action, proceeding or investigation pending, or to Seller’s Knowledge, threatened against NAP or any Seller, which challenges the transactions contemplated by this Agreement.

(b)                                 As of the date hereof, Seller has not received notice of any outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Business or the Acquired Assets or that restrict the ownership, disposition or use of the Acquired Assets or the conduct of the Business in the Ordinary Course of Business.

Section 4.11                    Title to Acquired Assets.

(a)                                  Seller has, and at the Closing Seller will convey to Purchaser, good and marketable title to all of the Acquired Assets (other than the Owned Real Property, which is addressed in Section 4.12 below) owned by Seller, or a leasehold interest in or license to, or rights under all of the other Acquired Assets, in each case, free and clear of all Encumbrances other than the Permitted Encumbrances.

(b)                                 The conduct of the Business by Sellers in the Ordinary Course of Business is not dependent in any material respect upon the right to use the equipment and other property of any Third Parties (other than the Leased Real Property or any title matter of record granting any Seller an easement, license or other right to use the property of any Third Party), except under valid and binding leases and other Contracts identified on Schedule 4.6(a) hereto.

(c)                                  Seller owns or has enforceable rights to use and is transferring to Purchaser at Closing all assets, property and rights as are necessary for the conduct of Business in the Ordinary Course of Business, as the Business has been conducted during at least the past two years, except for (i) the Retained Assets, (ii) Permits and approvals to the extent not assignable to Purchaser and (iii) assets, property and rights that have been disposed of in the Ordinary Course of Business.

(d)                                 The Tangible Personal Property comprising a part of the Acquired Assets are in good operating condition and repair (ordinary wear and tear excepted) taken as a whole.

(e)                                  The Inventory of Seller (i) consists of items that are of a quality and condition saleable or useable in the Ordinary Course of Business of the Business, (ii) to the Knowledge of Seller, is not defective or in excess of projected requirements over the next twelve (12) months, (iii) is carried on the Business Books and Records in accordance with GAAP, and not in excess of realizable value, and (iv) reflects the normal inventory valuation policy of Seller.

(f)                                    Except for Accounts Receivable which have arisen from sales to employees of Seller under any employee discount purchase plan of Seller, the Accounts Receivable have arisen in the Ordinary Course of Business, and all accounts receivable represent valid and enforceable obligations owed to

Seller and are recorded as accounts receivable on the books of Seller in accordance with GAAP.

Section 4.12                    Title to Owned Real Property.

Seller has, and at the Closing Seller will convey to Purchaser, good and marketable fee simple title to the Owned Real Property free and clear of all Encumbrances, other than the Permitted Encumbrances.  Except for the Permitted Encumbrances, and except as disclosed on Schedule 4.12, there are no existing leases or other Contracts, whether oral or written, affecting the Owned Real Property.  Accurate and correct copies of each lease and other Contract disclosed on Schedule 4.12 have been delivered prior to the date hereof  to Purchaser.

Section 4.13                    Real Property.

(a)                                  Seller has, and at the Closing Seller will assign to Purchaser, a leasehold interest in the Leased Real Property pursuant to the Real Property Leases, subject to Permitted Encumbrances.  A complete copy of each Real Property Lease has been or will be delivered to Purchaser at or prior to Closing  and, except as disclosed on Schedule 4.13(a), each such Real Property Lease is in full force and effect.  Except as disclosed on Schedule 4.13(a), there is no default and no event exists, which with the giving of notice, the passage of time or both, would be a default by Seller as tenant under any Real Property Lease.  Except as disclosed on Schedule 4.13(a), to Seller’s Knowledge, there is no default and no event exists, which with the giving of notice, the passage of time or both, would be a default by the landlord under any Real Property Lease.

(b)                                 Except as set forth on Schedule 4.3(a) which, among other things, lists the required consents for assignment of the Real Property Leases, no consent of any Third Party is required in connection with the transfer of the Real Property Leases.

(c)                                  Seller is neither obligated under, nor is Seller a party to, any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any interest therein to any Person, other than Purchaser pursuant to this Agreement.

(d)                                 There is no pending condemnation proceeding affecting the Owned Real Property or any part thereof.  Except as set forth on Schedule 4.13(d), to Seller’s Knowledge, there is no pending condemnation proceeding affecting the Leased Real Property.  Seller has not received written notice of any threatened or contemplated condemnation proceeding affecting the Real Property or any material part thereof.

(e)                                  The Real Property constitutes all real property related to the operation of the Business in which Seller has any interest.  The Acquired Assets include all of Seller’s rights with respect to utility connections that are necessary for the conduct of the Business in the Ordinary Course of Business.

(f)                                    Except as set forth on Schedule 4.13(f), Seller has not received any notice of non-compliance in any material respect with any zoning or building code, nor has Seller received notice of any violation of any other Law in any material respect with respect to any Leased Real Property or any Owned Real Property.

Section 4.14                    Intellectual Property.

(a)                                  Seller owns or otherwise has the right to use and sell all Acquired Intellectual Property, and Seller has not received written notice from any Third Party asserting or challenging the ownership, validity or enforceability of any Acquired Intellectual Property.

(b)                                 To the Knowledge of Seller, Seller has not infringed or misappropriated the Intellectual Property of any Third Party in the conduct of the Business. Seller has not received written notice regarding any actual or alleged, potential infringement or misappropriation by Seller of any Intellectual Property of any Third Party in the conduct of the Business.

(c)                                  To Seller’s Knowledge, none of the Acquired Intellectual Property has been infringed or misappropriated by a Third Party.

(d)                                 Schedule 2.1(d) contains a complete and correct list of all patented or registered Intellectual Property owned by Seller, and all material unregistered Intellectual Property that is used in the operation of the Business, specifically excluding any Retained Asset.  There are no pending applications for patents or the registration of Intellectual Property owned or filed by Seller.  Schedule 2.1(d) also contains a complete and correct list of all licenses and other rights granted by Seller to any Person, or by any Person to Seller, in each case, with respect to Intellectual Property owned or used by Seller in the Business, excluding any Retained Asset.

(e)                                  The Acquired Intellectual Property constitutes all Intellectual Property used by Seller in the conduct of the Business in the Ordinary Course of Business.  Except as set forth on Schedule 4.14(e), all licenses to Intellectual Property granted to Seller by Third Parties that are used by Seller in the Business are assignable to Purchaser without consent of or notice to any Person, without change in the terms or provisions thereof, and without premium.

Section 4.14A  Privacy, Electronic Security, Disclosure.

Seller is in compliance in all material respects with all privacy and electronic security Laws with respect to Seller’s customers.

Seller is in compliance in all material respects with all disclosure requirements and Laws with respect to disclosure of terms and conditions relating to the sale of products to customers, including disclosure of minimum use charges and price adjustments.

Section 4.15                    Environmental Matters.

(a)                                  Except as set forth on Schedule 4.15(a):

(i)                                     There has not been, as of the date hereof, any Release or to the Knowledge of Seller any threat of Release of any Hazardous Substance on, about, from or affecting the Owned Real Property or other Acquired Assets in violation of any Environmental Law that reasonably could be expected to have a Material Adverse Effect or which would require Corrective Action pursuant to any Environmental Law;

(ii)                                  Except as would not reasonably be expected to result in a Material Adverse Effect, the operations of each Seller, with respect to the Real Property and Acquired Assets, are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing, and complying with all Permits required by applicable Environmental Law to operate the Business, and no action or proceeding is pending or, to the Knowledge of Seller, threatened, to either challenge the compliance status, to allege a violation of Environmental Laws, or to revoke, modify or terminate any environmental Permit, and, to the Knowledge of Seller, no facts, circumstances or conditions currently exist that could reasonably be expected to adversely affect such continued compliance with Environmental Laws;

(iii)                               No Seller has any Contract, or has otherwise arranged, for disposal or treatment, or arranged with a transporter for transport for disposal or treatment, of Hazardous Substances at any “facility” (as defined in 42 U.S.C. § 9601(9));

(iv)                              No Seller has generated, or to the Knowledge of Seller accepted, any Hazardous Substance for transport to disposal or treatment facilities;

(v)                                 Except as would not constitute a Material Adverse Effect, the Owned Real Property and the Acquired Assets and the uses thereof are in compliance with, and each Seller is in compliance with, applicable Environmental Laws;

(vi)                              The past disposal practices of each Seller relating to Hazardous Substances to the Knowledge of Seller in all material respects have been in compliance with applicable Environmental Laws;

(vii)                           There is not located at the Owned Real Property any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) disposal area or facility, (v) to the Knowledge of Seller, asbestos-containing material, (vi) to the Knowledge of Seller, equipment containing polychlorinated biphenyls, or (vii) treatment or disposal areas for Hazardous Substances;

(viii)                        There are no municipal, county, state or federal liens on, or to the Knowledge of Seller affecting, the Owned Real Property resulting from environmental remediation by any Governmental Entity or Third Party;

(ix)                                There has been no Release, or to the Knowledge of Seller any threat of a Release, of any Hazardous Substances in violation of any applicable Environmental Law, except as would not reasonably be expected to have a Material Adverse Effect (i) on, at, from, or affecting, the Leased Real Property, Owned Real Property or Acquired Assets, or (ii) to the Knowledge of Seller, in the vicinity of the Owned Real Property which through soil, subsoil, bedrock, surface water or groundwater migration may have come to be located in, on or at the Owned Real Property;

(x)                                   No Seller has been notified of and to the Knowledge of Seller, there is no basis for any material liability of any Seller with respect to (i) claims for damage to property, natural resources or the environment, or resulting in personal injury in connection with Hazardous Substances used, generated, stored, Released, transported or disposed by, any Seller, or (ii) any required Corrective Action  in connection with the Owned Real Property, the Acquired Assets, any adjoining property or any off-site waste disposal site or facility;

(xi)                                No Seller has received any notification of Releases of Hazardous Substances in connection with the uses or operations at or in connection with the Owned Real Property or Acquired Assets, or that it has been or is under investigation related to such Releases, from any Governmental Entity or any Third Party;

(xii)                             To the Knowledge of Seller, Seller in all material respects is in compliance, and has implemented all obligations associated, with applicable government enforcement actions, administrative consent orders, and court orders applicable to Hazardous Substances, Environmental Laws, the Owned Real Property and the other Acquired Assets;

(xiii)                          Seller is not in receipt of any order, or the subject of any notice, order or agreement which it has received, whether written or oral, in either instance regarding any Corrective Action or the Release, threatened Release or presence of, any Hazardous Substances; and

(xiv)                         to the Knowledge of Seller, Seller is not subject to any contingent liability in connection with any Corrective Action or the Release, threatened Release, or presence of any Hazardous Substances.

(b)                                 Schedule 4.15(b) identifies all material written communications between Seller and any Governmental Entity or any Third Party, arising under, or relative to, Environmental Laws which are unresolved, including any orders, notices of violation, warning letters or requests for information with respect to the Business or the Acquired Assets.

(c)                                  Except as set forth in Schedule 4.15(c), no Seller has been notified of, and, to the Knowledge of Seller there are, no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which have given, or may give, rise to any material environmental liability or otherwise form the basis of any material claim, suit, action, demand, proceeding, penalty, fine, hearing, notice of violation, directive or requirements to undertake any required Corrective Action under any applicable Environmental Law relating to Seller, the Business or the Acquired Assets.

(d)                                 This Section 4.15 contains the sole and exclusive representations and warranties of Seller with respect to any environmental matters, including any arising under any Environmental Laws.

Section 4.16                    Brokers.  Except for Matrix Private Equities, Inc., the fee of which shall be paid solely by NAP, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NAP or any Seller.

Section 4.17                    Insurance.  Schedule 4.17 contains a list of all policies of insurance and bonds of any type presently in force (including all occurrence based policies which provide coverage for events occurring in any of the five years prior to the date hereof, but excluding title insurance policies) with respect to the Business, including those covering product liability claims, and the Acquired Assets.  Such policies and bonds (a) to the Knowledge of Seller, provide coverage in such amounts, and against such losses and risks, as are maintained by comparable businesses for the protection of businesses and assets similar to the Business and Acquired Assets, and (b) have been maintained in effect up to and including the date of this Agreement.  Except as set forth in Schedule 4.17, as of the date of this Agreement, there are no outstanding unpaid claims under any such policy of insurance or bond.  Schedule 4.17 contains an accurate and complete summary of the loss experience under each such policy of insurance or bond and a statement, describing the loss experience for all claims that were self-insured.

Section 4.18                    Books and Records.  The Business Books and Records (i) are accurate and complete in all material respects, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years and in material conformity with any applicable requirements included in the organizational documents of each Seller, (iii) state in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Seller in all material respects, and (iv) accurately reflect the depreciation associated with the Acquired Assets from the date of their acquisition by Seller and through and including the dates of the Financial Statements.

Section 4.19                    Substantial Customers, Suppliers, Etc.

(a)                                  Schedule 4.19(a) sets forth an accurate and complete list of the fifteen (15) largest suppliers to the Business (on the basis of cost) of goods (including propane) or services purchased during the twelve months ended September 30, 2010 and 2011, respectively, as well as the dollar amounts of such goods or services purchased during such period from such suppliers.  At the Closing the Seller will deliver an accurate and complete list of the fifteen (15) largest customers of the Business (in terms of sales) during the twelve months ended September 30, 2010 and 2011, respectively, as well as the dollar amounts of such sales during such period to such customers.  Except as set forth in Schedule 4.19(a), since September 30, 2011, no such supplier or customer has ceased or reduced its sales to, or purchases from, any Seller, or given notice of an intention to cease or reduce such sales or purchases.

(b)                                 As of September 30, 2011, Seller (i) owned or leased 92 bulk propane storage tanks, which are located at the bulk plants of Seller as set forth on Schedule 4.19(b), with capacities ranging from 10,000 to 250,000 gallons; (ii) to the Knowledge of Seller, owned approximately 54,000 stationary propane storage tanks located either at its customers’ facilities or at the bulk plant facilities of Seller; and (iii) to the Knowledge of Seller, had approximately 45,000 customers who or which were invoiced by Seller at least once during the twelve (12) consecutive months ended September 30, 2011.  During the fiscal year of the Seller ended September 30, 2011, Seller sold 26,840,000 gallons and 10,077,000 gallons of propane and petroleum distillates, respectively.

Section 4.20                    Exclusive Representations and Warranties.  Purchaser hereby acknowledges and agrees that NAP and each Seller have afforded Purchaser with the opportunity to make its own independent investigation of certain financial and other matters pertaining to the Acquired Assets, including investigation into the current status of the Acquired Assets, the compliance of the Acquired Assets with all applicable Laws, including Environmental Laws, and that Purchaser is acquiring the Acquired Assets based solely upon such independent investigation and the representations and warranties contained in this ARTICLE IV, without any other representations or warranties, express or implied.  Except for the representations and warranties in this Article IV, Purchaser agrees that Purchaser has not relied upon, and NAP and Seller shall not have any liability with respect to, any information concerning NAP, Seller, the Business, their respective assets and liabilities or otherwise.  Purchaser acknowledges receipt (or access to) and review of the documents and information referenced herein and in the exhibits and schedules to this Agreement prior to its execution hereof.  Seller and Purchaser further acknowledge and agree that there is no agreement heretofore or hereafter made between NAP and/or any Seller and Purchaser which shall be enforceable unless it is in writing and duly executed by the party against whom enforcement is sought.  As of the Closing Date, Purchaser shall have accepted and assumed the existing status and condition of the Acquired Assets as represented and warranted by Seller and NAP herein.  At Seller’s request, Purchaser will, at Closing, reconfirm in writing the provisions of this Section 4.20.  No other representation or warranty is being made to Purchaser by NAP or Seller except as specifically set forth in this Agreement, including the Ancillary Agreements and the Schedules and Exhibits hereto and thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 5.1                          Organization.  Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2                          Authority Relative to this Agreement.  Purchaser has all requisite limited partnership power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such Ancillary Agreements to which Purchaser is a party and the consummation by Purchaser of such transactions contemplated hereby and thereby have been duly authorized by all requisite limited partnership action on the part of Purchaser.  No other limited partnership proceedings on the part of Purchaser or its partners (general or limited) are necessary to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby or thereby.  This Agreement and the Ancillary Agreements to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, have been, or at the Closing will be, duly and validly executed and delivered by Purchaser, and, assuming this Agreement and such other agreements have been duly authorized, executed and delivered by NAP and Seller, as applicable, each of this Agreement and such other agreements constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

Section 5.3                          No Conflict; Required Filings.

(a)                                  The execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of its obligations under this Agreement will not, (i) contravene any provision of Purchaser’s agreement of limited partnership or certificate of limited partnership or (ii) conflict with, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any Contract to which Purchaser is a party.

(b)                                 The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except as may be required under the HSR Act.

Section 5.4                          Brokers.  Except for Wells Fargo Securities, LLC, whose fee shall be paid entirely by the Purchaser, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 5.5                          Litigation.  There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Purchaser threatened, against or related to Purchaser which could affect Purchaser’s ability to consummate the transactions contemplated by this Agreement and each Ancillary Agreement.  There is no suit, claim, action, proceeding or investigation pending, or to Purchaser’s Knowledge, threatened against Purchaser, which challenges the transactions contemplated by this Agreement.

Section 5.6                          Financing.  Purchaser has, and as of the Closing will have, sufficient funds available to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to pay the Purchase Price under this Agreement. There is no financing condition to Purchaser’s obligation to close the transactions contemplated by this Agreement.  Purchaser’s lenders have approved Purchaser’s consummation of the transactions contemplated hereby. Purchaser shall provide prompt notice to Seller of any change of such approval.

ARTICLE VI
COVENANTS

Seller and Purchaser, as applicable, hereby covenant as follows:

Section 6.1                          Conduct of the Business.  Except as otherwise required due to economic, supply or other conditions beyond the control of NAP or any Seller, during the period from the date hereof to the Closing, except as set forth on Schedule 6.1 or as otherwise contemplated by this Agreement, or unless Purchaser shall otherwise consent (which consent shall not be unreasonably delayed, conditioned or withheld), Seller shall (x) operate the Business in the Ordinary Course of Business, and (y) use its commercially reasonable efforts to preserve substantially intact the Acquired Assets and the Business; provided, that nothing herein shall prohibit, adversely affect or limit the right of Seller to use (and, if applicable, exhaust) assets that would otherwise be Acquired Assets in the Ordinary Course of Business. Notwithstanding the foregoing, during the period from the date hereof until the Closing Date, Seller may make capital expenditures and commitments for capital expenditures in amounts, individually up to Fifty Thousand and 00/100 Dollars ($50,000.00) with the consent of the Purchaser, and may make capital expenditures and commitments for capital expenditures in individual amounts greater than Fifty Thousand and 00/100 Dollars ($50,000.00) with the prior written consent of Purchaser.  Purchaser shall reimburse the Seller at Closing for any capital expenditures paid by Seller during the period from the date hereof until the Closing Date, which were permitted or consented to pursuant to this Section 6.1 or included on Schedule 6.1A.  Any commitments of Seller for capital expenditures, which are either (a) permitted or consented to pursuant to this Section 6.1, or (b) existing on the date hereof and listed on Schedule 6.1A shall be Assumed Liabilities, and shall not be included in the calculation of Working Capital, notwithstanding anything to the contrary contained in this Agreement, including Schedule 1.1(d).

Section 6.2                          Books and Records; Confidentiality.

(a)                                  After the date hereof and prior to the Closing, Seller shall, and NAP shall cause the Seller to, permit Purchaser and its authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to Seller, to (x) inspect the physical premises and equipment of Seller which constitute Acquired Assets and (y) review the books and records of Seller to the extent directly relating to the Acquired Assets, the Assumed Liabilities, the Employees and the Business (excluding confidential personnel and medical records), and Seller shall, and NAP shall cause the Seller to, furnish  promptly to Purchaser such information in Seller’s possession concerning the Acquired Assets, the Assumed Liabilities and the Business as Purchaser may reasonably request; provided, however, that any such access shall be conducted in such a manner as not to interfere with the operation of the Business.

(i)                                     During the period from the date hereof to the Closing, Purchaser’s access to the Real Property shall be accompanied by a representative of Seller, designated by Seller.  Purchaser shall not engage in any activity in or about the Real Property which directly or indirectly violates any Law.

(ii)                                  Any environmental testing shall be performed by independent environmental consultants, reasonably acceptable to Seller, who or which shall be retained by Purchaser at Purchaser’s sole expense.  Purchaser shall neither make, nor permit to be made, any physical changes to the Real Property or take, or permit to be taken, any action on the Real Property which would be capable of causing a mechanic’s lien to attach.  Prior to Purchaser entering the Real Property to conduct the inspections and tests described above, Purchaser shall cause each of its contractors and agents to obtain and maintain (and shall deliver to Seller evidence thereof), at no cost or expense to Seller, general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Five Million Dollars ($5,000,000.00) combined single limit for personal injury and property damage per occurrence, such policies to name NAP and each Seller as additional insured parties, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, representatives or consultants in connection with such inspections and tests. Purchaser shall promptly deliver to Seller copies of all reports, studies and results of tests and investigations obtained or conducted by Purchaser with respect to the Real Property (which obligation shall survive Closing or any termination of this Agreement). Purchaser shall keep the Real Property free from all liens, and shall indemnify, defend, and hold harmless Seller and Seller’s Affiliates, including without limitation NAP, and each of their respective officers, directors, Affiliates, shareholders, members, partners, agents, employees and attorneys, and their respective successors and assigns (collectively, the “Seller Parties”), from and against all Losses incurred, suffered by, or claimed against Seller Parties, or any of them, by reason of any damages to the Real Property or injury to Persons caused by Purchaser and/or its agents, representatives or consultants in exercising its rights under this Section 6.2(a)(i).  Purchaser and its employees, consultants, representatives and agents (collectively, the “Purchaser’s Representatives”) shall: (1) not unreasonably disturb tenants of the Real Property or interfere with their use of the Real Property pursuant to their respective Leases; (2) not unreasonably interfere with the operation and maintenance of the Real Property; (3) not damage any part of the Real Property or any personal property owned or held by any tenant; (4) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (5) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Real Property; (6) not permit any liens to attach to the Real Property by reason of the exercise of its inspection rights hereunder; (7) restore the Real Property to the condition in which the same was found immediately before any such inspection or tests were undertaken; and (8) subject to the Confidentiality Agreement, not reveal or disclose any information obtained during inspections concerning the Real Property to anyone outside Purchaser’s organization other than its legal counsel, surveyor, title company, broker, accountants, consultants, officers, general partners, members, and directors, except as may be required by Laws.

(iii)                               Purchaser acknowledges that NAP and Seller have made available to Purchaser at the offices of Seller or through an electronic data room to which Purchaser’s Representatives have been given access, copies of the documents and items described on Schedule 6.2(a)(iii) with respect to its inspection and due diligence activities. Seller’s placement of any document or item in an electronic data room to which Purchaser’s Representatives have been given access is hereby deemed delivery of such document or item to Purchaser for purposes of this Agreement. Except as otherwise provided herein, neither NAP, nor each Seller makes any representation or warranty whatsoever, express or implied, as to the content, completeness or accuracy of any of the documents and items described on Schedule 6.2(a)(iii).

(iv)                              If Purchaser or NAP and the Seller terminates this Agreement pursuant to any of the terms hereof, then, within forty-eight (48) hours of sending notice of termination, Purchaser shall return to Seller all due diligence items delivered or made available to Purchaser by NAP and/or the Seller, plus all reports with respect to the Real Property obtained by Purchaser from third parties other than NAP or any Seller as a condition precedent to any further rights of Purchaser under this Agreement.

(b)                                 Information disclosed to Purchaser pursuant to this Agreement (including in any schedule or exhibit hereto) shall be held as Confidential Information (as defined in the Confidentiality Agreement) and shall be subject to the Confidentiality Agreement, and Purchaser, in accordance therewith, shall cause the Purchaser Representatives to treat as Confidential Information all of the information provided by Seller pursuant to this Agreement and not to use such information except in connection with the transactions contemplated hereby and otherwise in accordance with the Confidentiality Agreement.

Section 6.3                          Maintenance of Books and Records; Access.  For a period of four (4) years after the Closing Date, (i) Purchaser agrees to, or cause the Business to, retain all Business Books and Records and to make the same available after the Closing Date for inspection and copying by NAP, any Seller or their respective agents at Seller’s expense, upon reasonable request and upon reasonable notice, and (ii) no such Business Books and Records shall be destroyed by Purchaser without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.  Between the fourth anniversary of the Closing Date and the sixth anniversary of the Closing Date, Purchaser shall give Seller sixty (60) days’ prior notice of the proposed destruction of any Business Books and Records so that Seller may obtain, at its expense, such Business Books and Records.

Section 6.4                                      Appropriate Action; Consents; Filings.

(a)                            Subject to Section 6.4(c) hereof, NAP, each Seller and Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including:  (i) to obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained or made by NAP, each Seller or Purchaser or any of their respective Affiliates to consummate the transactions contemplated by this Agreement, or (B) to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act and antitrust and competition laws of any other applicable jurisdiction) in connection with the authorization, execution and delivery of this Agreement and to permit the consummation of the transactions contemplated hereby to occur as soon as reasonably possible, and (ii) promptly to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) the HSR Act and antitrust and competition laws of any other applicable jurisdiction, in each case, to the extent required by applicable Law or (B) any other applicable Law.  NAP, each Seller and Purchaser shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.  NAP, each Seller and Purchaser shall have the right to review in advance, and, to the extent practicable, each shall consult the other on, all the information relating to NAP, each Seller or Purchaser, as the case may be, that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  NAP, each Seller and Purchaser shall each bear the costs and expenses of their respective actions required under this Section 6.4(a); provided, however, that Purchaser shall, and prior to the date hereof has, paid the filing fee under the HSR Act.

(b)                                 Without limiting Section 6.4(a), but subject to Section 6.4(c), NAP, Purchaser and Seller shall promptly submit to all applicable Governmental Entities all applications, notices and other filings and shall obtain any other approvals or consents necessary to consummate the transactions contemplated hereby and consummate the transfer from Seller to Purchaser of any Permits used by Seller to conduct the Business.

(c)                                  Except as expressly set forth in this Agreement (including ARTICLE II, ARTICLE IX and this Section 6.4 herein) neither NAP, nor any Seller or their respective Affiliates, on the one hand, nor Purchaser or its Affiliates, on the other hand, shall be required to remain liable or secondarily liable or to pay any consideration to any Person or to reimburse the other for any costs or expenses incurred in connection with paragraphs (a) and (b) of this Section 6.4.

Section 6.5                                      Employee Matters.

(a)                                  Purchaser shall, within not less than five (5) days preceding the Closing, identify to Seller each Employee to whom Purchaser intends to offer employment.  Employees who accept such offers of employment from Purchaser shall become employees of Purchaser or its Affiliates (the “Purchaser Hired Employees”).  Purchaser Hired Employees shall receive credit for their service with Seller and its Affiliates (including service with any predecessor company) for purposes of eligibility and vesting of vacation time, vacation accruals, as well as eligibility for vesting under the Purchaser Defined Contribution Plan but not otherwise with respect to accrual of benefits.  Purchaser agrees to waive any pre-existing medical condition restrictions in Purchaser’s medical plan for any Purchaser Hired Employee and their dependents who have been covered under a Seller medical plan for at least three (3) months prior to Closing.  Purchaser Hired Employees and their dependents shall be eligible to participate in Purchaser’s “group health plan” (as defined under COBRA) no later than the first day of the third month beginning after the Closing Date. Until the Purchaser Hired Employees and their dependents are so eligible to participate in the group health plan of Purchaser, , Purchaser shall pay Seller before the premium due date the premium for continued coverage under the group health plan of Seller for each Purchaser Hired Employee and his or her dependents who elects such coverage under COBRA.  Purchaser shall be solely responsible for the employer cost of any and all benefits to which each Purchaser Hired Employee and his or her eligible dependents become entitled as Purchaser employees (or eligible dependents) under the terms of Purchaser’s welfare benefits plans, as in effect from time to time.

(b)                                 Seller shall have the right to terminate any and all Employees who do not accept an offer of employment with Purchaser as of the Closing Date (the “Terminated Seller Employees”).  Nothing herein shall be construed to limit Seller’s ability to terminate Employees in the Ordinary Course of Business.

(c)                                  Seller shall retain the liability for all benefits accrued by Employees under any defined benefit pension plans of Seller (collectively, the “Seller Defined Benefit Plans”) on or before the Closing Date (or, for individuals on leave of absence as of the Closing Date, as of the date such individuals become Purchaser Hired Employees) and shall remain responsible for payment or distribution of any such accrued benefits to the Employees in accordance with the terms of the applicable Seller Defined Benefit Plan. Purchaser shall have no liability to or on account of Terminated Seller Employees.

(d)                                 As of the Closing Date (or, if applicable, the date on which the Employee becomes a Purchaser Hired Employee), the Purchaser Hired Employees shall cease active participation in any Benefit Plan that is a defined contribution plan qualified under IRC Section 401(a) (a “Seller Defined Contribution Plan”). Purchaser shall agree to allow Purchaser Hired Employees who are participants in a Seller Defined Contribution Plan to elect direct rollover distributions from such Seller Defined Contribution Plan to a defined contribution plan maintained by Purchaser (a “Purchaser Defined Contribution Plan”), which directed rollover may include any loan notes outstanding as of the time of such distribution from such Seller Defined Contribution Plan in accordance with Section 402 of the IRC; provided, however, that the Purchaser Defined Contribution Plan shall not be required to accept such rollovers unless the administrator of the Seller Defined Contribution Plan certifies that (i) such plan has received an IRS determination or opinion letter, and (ii) the distribution is an “eligible rollover distribution” under IRC Section 402(c)(4) .

(e)                                  Within five (5) Business Days next following the Closing, Seller shall make a cash payment to each Purchaser Hired Employee equal to the amount of all earned and unused vacation accrued for such Purchaser Hired Employee as at the Closing Date pursuant to Seller’s vacation policy.

(f)                                    Purchaser shall be responsible for the provision of any notice of mass layoff or plant closing required with respect to the Acquired Assets and the Purchaser Hired Employees for any such plant closing or mass layoff occurring after the Closing Date pursuant to WARN, any successor federal law and any applicable state or local plant closing and notification statute (collectively, the “Plant Closing Laws”) and compliance with any applicable Plant Closing Laws with respect to the Acquired Assets and the Purchaser Hired Employees for

any such plant closing or mass layoff occurring after the Closing Date.  Seller shall be responsible for the provision of any notice of mass lay-off or plant closing required with respect to the Acquired Assets and the Employees for any such plant closing or mass layoff occurring on and prior to the Closing Date and at all times with respect to Retained Assets and for compliance with any applicable Plant Closing Laws with respect to the Acquired Assets and the Employees for any such plant closing or mass layoffs occurring on or prior to the Closing Date.

(g)                                 Seller shall be responsible for providing health care continuation coverage and notice of such coverage in accordance with IRC Section 4980B and regulations thereunder, commonly known as COBRA, to the Employees, former employees of Seller formerly employed in the Business, as well as their eligible dependents, other than “M & A qualified beneficiaries,” as defined in Treasury Regulation § 54.4980B-9, and their eligible dependents  arising from the transaction contemplated under this Agreement and with respect to any termination of coverage under Seller’s Benefit Plans, and Purchaser shall be responsible for providing health care continuation coverage and notice of such coverage in accordance with IRC Section 4980B and the regulations thereunder for the M&A qualified beneficiaries and their eligible dependents.

(h)                                 Seller shall be solely responsible for all obligations and liabilities accrued on or prior to the Closing Date relating to the Employees, including (i) payroll and fringe benefits, (ii) earned bonuses and incentive compensation, (iii) workers’ compensation; (iv) claims incurred under health plans; and (v) all accrued vacation time, except that Seller shall not be responsible for any obligations or liabilities to the Purchaser Hired Employees that are the result of any action by Purchaser, if  such obligations or liabilities arise or accrue after the Closing Date.  Purchaser shall be solely responsible for all obligations and liabilities accrued following the Closing Date relating to the Purchaser Hired Employees, including (i) Purchaser’s decision to hire and/or not hire the Employees, (ii) payroll and fringe benefits, (iii) earned bonuses and incentive compensation, (iv) workers’ compensation and (v) claims incurred under health plans.  For purposes of this Section 6.5(h), a claim shall be deemed to have accrued at the time of the initial onset of any injury or illness.

(i)                                     No provision of this Section 6.5 shall create any third-party beneficiaries and no current or former employees, including Purchaser Hired Employees and Terminated Seller Employees, shall have any rights under this Section 6.5 with respect to employment or continued employment with Seller or Purchaser or any benefits under this Section 6.5.

Section 6.6                                Publicity. Except as otherwise required by applicable Law, the SEC or applicable stock exchange requirements, neither Purchaser nor NAP or Seller shall, and each of them shall cause their respective Affiliates, representatives and agents not to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement without the express prior written approval of NAP and Purchaser, which approval, after the Closing, shall not be unreasonably conditioned, withheld or delayed.

Section 6.7                                Tax Matters.

(a)                                  Periodic Taxes.  All property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”).  Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period.  If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes.  After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them in immediately available funds by wire transfer to an account or accounts designated by Seller or Purchaser, as the case may be.  Seller and Purchaser shall meet ninety (90) days after the Closing, and each quarter thereafter as necessary, to reconcile with respect to any issues related to Taxes, including refunds, adjustments and apportionments.

(b)                           Transfer Taxes.  All excise, sales, bulk sales or similar, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes, together with interest, additions or penalties with respect thereto resulting directly from the transactions contemplated by this Agreement (the “Transfer Taxes”), shall be paid one half by Seller and one half by Purchaser.  The Purchaser shall be responsible for the timely filing of all Tax Returns relating to Transfer Taxes, provided that the Purchaser shall provide each such Tax Return to the Seller for the Seller’s review as soon as reasonably practicable, and in any event at least ten (10) days before such Tax Return is due.  The Purchaser shall not file any such Tax Returns without the consent of the Seller, which consent shall not be unreasonably withheld.  The Seller and the Purchaser shall cooperate with each other in minimizing Transfer Taxes, including without limitation by providing each other all applicable exemption certificates with respect to such Transfer Taxes available under applicable Law.

(c)                                  IRS Forms for Purchaser Hired Employees.   Pursuant to the “Alternative Procedure” provided in section 5 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320 (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will be relieved from filing a Form W-2 with respect to the Purchaser  Hired Employees; and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Employee for the year that includes the Closing Date (including the portion of such year that such employee was employed by Seller).  Seller will provide Buyer on a timely basis with all payroll and employment-related information with respect to each such Employee.

(d)                                 Tax Cooperation.  Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, Acquired Assets and Assumed Liabilities (including access to the Business Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claims, suit or proceeding relating to any Tax, without charge or expense to the requesting party.

(e)                                  Tax Clearance Certificates. Seller shall use its commercially-reasonable best efforts to obtain the clearance certificates and/or equivalent documents (such as waiver of liens) from the relevant Governmental Entities in all applicable state jurisdictions, and (i) shall deliver to Purchaser, prior to the Closing, all such certificates and documents which have been received prior to Closing; and (ii) shall deliver to Purchaser, after the Closing, all such certificates and documents as and when received. Seller agrees to keep Purchaser reasonably informed regarding the status of all requests for clearance under this Section 6.7(e).

Section 6.8                                      Removal of Names and Logos.  Promptly following the Closing and in no event later than ninety (90) calendar days following the Closing Date, Seller shall, and NAP shall cause each Seller to, remove all signage, mailings, logos, lettering and other similar materials containing any Acquired Intellectual Property from or with regard to the Retained Assets.

Section 6.9                                      Collection of Receivables.  Seller shall, by letter prepared by Purchaser (the “Letter”), from and after the Closing irrevocably authorize, instruct and direct that the account parties of all Accounts Receivables constituting Acquired Assets (such parties, the “Account Parties”) shall make and deliver all payments relating thereto to such location, bank and account (the “Lockbox Account”) as Purchaser shall specify.  The Letter shall cover all such matters as Purchaser shall reasonably determine.  If, notwithstanding such Letter, any of the Account Parties remit payments directly or indirectly to Seller instead of to the Lockbox Account, Seller agrees that it shall promptly (and in any event no later than ten (10) Business Days following receipt) deliver, and NAP will cause each Seller to promptly deliver (in the form received), all such payments (including negotiable instruments which shall be duly endorsed by Seller to the order of Purchaser) to Purchaser.  Seller shall, and NAP shall cause each Seller to, use its commercially reasonable efforts to assist Purchaser in collecting in full from Account Parties all amounts owed pursuant to all Accounts Receivable constituting Acquired Assets.

Section 6.10                                Contacts with Suppliers, Customers and Other Parties.  Without the prior written consent of Seller, prior to the Closing, Purchaser shall not, and shall cause its Representatives (as defined in the Confidentiality Agreement) not to, contact any suppliers to, or customers of, the Business, any employees of Seller or its Affiliates, counterparties (other than Seller) to any Contracts, or any Governmental Entity (other than in connection with any filings made under the HSR Act or in connection with other consents, approvals or waivers required to be obtained by Purchaser from Governmental Entities in connection with the transactions contemplated hereby or as required by applicable Law) in connection with, or pertaining to, the transactions contemplated by this Agreement.

Section 6.11                                Amendment of Certificates of Incorporation, Etc.  Promptly following the Closing, NAP and each Seller shall, and NAP shall cause each Seller to, amend its Certificate of Incorporation and all of its certificates of qualification to transact business as foreign corporation in any jurisdiction wherein each of NAP and/or Seller is qualified, changing the corporate name of NAP and/or Seller to a name not confusingly similar to the corporate names of NAP,  EUSAP, EUSA—Allied and EUSAH&AC, respectively, nor similar to any name used or owned by Purchaser.

Section 6.12                                Notification of Certain Matters.  From time to time prior to the Closing Date, and as soon as reasonably practicable after becoming aware of such a matter, NAP or Seller, on the one hand, and Purchaser, on the other hand, shall promptly notify the other of (a) any matter that, if known, existing or occurring as of the date of this Agreement, would have been required to be set forth or described on any of the schedules to this Agreement (the “Disclosure Schedules”), or that is necessary to complete or correct any information in any representations or warranties contained in this Agreement, or (b) the failure of a party to perform, comply with or satisfy any covenant, agreement or conditions to be performed, complied with or satisfied by it pursuant to this Agreement that would reasonably be likely to result in a any condition to the obligations of a party to consummate the transactions contemplated hereby not to be satisfied by the Outside Date.  Such notification shall not be deemed to cure any breach of or alter any representation, warranty or covenant made in this Agreement.

Section 6.13                                Exclusivity.  From the date of this Agreement until the termination of this Agreement pursuant to Article VIII below, the Seller will not, and will cause its directors, shareholders, officers, employees, advisors, consultants, representatives and agents not to, directly or indirectly: (i) solicit offers or interest from third parties or enter into any agreements or commitments with any third parties related to the acquisition of Seller or any of Seller’s assets , (ii) offer all or a material amount of any Seller’s shares, business or assets  as an acquisition candidate to a third party, or (iii) provide access to the books, records, financial statements, properties, contracts and documents of any Seller or NAP, in connection with any potential acquisition of any Seller or the assets of any Seller  by them, except, in the case of clause (iii), as and to the extent required by applicable law or legal proceedings.  Seller agrees to promptly notify Purchaser of any proposals, contacts or inquiries received from any third parties after the date hereof and prior to Closing or earlier termination of this Agreement regarding any of the foregoing, including the parties and material terms and conditions.

Section 6.14                                Regulatory Compliance.

(a)                                  Subsection A of Schedule 4.4 identifies facilities (the “Affected Facilities”) of Seller that require work necessary to bring the Affected Facilities into compliance with the codes and standards of the National Fire Protection Association (the “NFPA”) applicable to such facilities as of the date hereof. Also, certain facilities do not comply with certain spill prevention and control and containment requirements (“SPCC Requirements”).  In addition, one of the tanks located at the Hope Valley, Rhode Island facility must be replaced  (the “Hope Valley Tank”).  Purchaser will pay the expense of the work required to bring the Affected Facilities into compliance with such NFPA codes and standards applicable to the Affected Facilities as of the date hereof, to bring all facilities into compliance with the SPCC Requirements and to replace the  Hope Valley Tank.  In consideration thereof, Purchaser will receive a Six Hundred Thousand and 00/100 ($600,000.000) credit against the Purchase Price (the “Environmental Credit)

Section 6.15                                Sale of Mid-Atlantic Packaged Gas Assets. Attached hereto as Schedule 6.15 are certain Assets of EUSA-Allied which, together with any accessions thereto, replacements thereof and the goodwill associated therewith, constitute the packaged gas business of EUSA-Allied conducted under the Urie & Blanton trade name and variations thereof (the “Mid-Atlantic Packaged Gas Assets”).  If at any time during the twelve (12) full calendar months next following the Closing Date, the Purchaser, directly or indirectly (including through Affiliates and/or including through multi step transactions), enters into a definitive asset purchase agreement or other transaction agreement(including the sale of equity of a subsidiary holding the Mid-Atlantic Packaged Gas Assets) with a third party for the sale of the Mid-Atlantic Packaged Gas Assets upon terms and conditions reasonably acceptable to Seller and Purchaser for a purchase price greater than Two Million and 00/100 Dollars ($2,000,000.00) exclusive of any working capital adjustment, then contemporaneously with the Closing of the transactions contemplated by such asset purchase agreement, the Purchaser shall pay Seller in immediately-available funds by completed wire transfer to an account designated by Seller fifty percent (50%) of the positive difference between (x) such purchase price; and (y) Two Million and 00/100 Dollars ($2,000,000.00).

Section 6.16.                             Potential Remediation. The parties acknowledge that Purchaser has commissioned Phase I environmental assessments for each of the parcels of Owned Real Property.  In the event that any such assessment identifies one or more recognized environmental conditions at any parcel of Owned Real Property that is not disclosed in Schedule 4.15(a), and which recognized environmental condition, if not remediated to the degree that the parcel in question can be used as it is being used as of the date hereof in accordance with applicable Environmental Laws, or that if not so remediated could reasonably be expected to result in Purchaser incurring expense for remediation of such parcel in any one instance in excess of Three Hundred Thousand 00/100 Dollars ($300,000.00), all as set forth in the written opinion of Purchaser’s environmental engineer, then and in such event, any such parcel of Owned Real Property shall be retained by Seller (each a “Retained Parcel”) until the first to occur of (x) the date on which such remediation shall have been completed by Seller at its sole cost and expense, or (y) the date on which the Seller has put in place an environmental remediation plan for the Retained Parcel, reasonably acceptable to Purchaser and its environmental engineer and, if applicable, any Governmental Entity, the funding of which has been paid or provided for by Seller (as applicable, the “Remediation Transfer Date”).  Until the Remediation Transfer Date, Seller shall lease the Retained Parcel to Purchaser under a lease in form and substance reasonably acceptable to Seller and Purchaser (each a “Retained Parcel Lease”).  Among other things, the Retained Parcel Lease shall provide for annual rent consisting of the (i) all taxes and other assessments on the Retained Parcel, (ii) cost of insurance coverage of Seller in respect of the Retained Parcel providing coverage for risks and in amounts not less than those in effect immediately prior to the Closing Date, (iii) all utility costs incurred by Seller in respect of the Retained Parcel (and improvements thereon, if any) as a result of Purchaser’s use and occupancy thereof, and (iv) One Dollar ($1.00).  All such rent shall be prorated between the Closing Date and the Remediation Transfer Date.  On the Remediation Transfer Date, the Retained Parcel shall be conveyed to Purchaser as an Acquired Asset in accordance with, and subject to the terms of this Agreement.

The following standards and procedures shall apply to this Section 6.16:

(a)                            Seller shall only be obligated to effect remediation required under this Section 6.16 to the extent reasonably necessary to remediate the applicable property to standards appropriate for industrial or commercial property use and/or to the extent required under any Environmental Laws.

(b)                           The maximum liability of Seller under this Section 6.16 shall not exceed Three Million and 00/100 Dollars ($3,000,000.00) in the aggregate and if, prior to the Closing, Seller reasonably determines that its liability will exceed such amount, Seller may instead elect to terminate this Agreement without any liability whatsoever.

(c)                            Notwithstanding anything to the contrary contained in this Agreement, this Section 6.16 shall be the sole and exclusive remedy and the controlling provision with respect to all liability of Seller arising out of any recognized environmental conditions described in this Section 6.16 with respect to a Retained Parcel.

(d)                           Without the consent of Seller in its sole discretion, Purchaser shall not, unless required by applicable Law, voluntarily conduct additional testing at any of the parcels described herein and shall not notify any Governmental Entity regarding the matters described in this Section 6.16.

Notwithstanding anything contained herein to the contrary, in the event of any disputes between the parties concerning the nature and extent of actions performed or to be performed by Seller or representatives of Seller under this Section 6.16, Purchaser shall send  Seller written notice specifying such dispute in reasonable detail.  The parties agree to confer in good faith to resolve such dispute.  If the parties are unable to resolve their differences, the parties agree to submit the issue to an environmental firm or consultant in Boston, Massachusetts, as mutually agreed by the parties, for facilitated, non-binding mediation in which the environmental firm or consultant will assist the parties in reaching resolution, provide guidance and ultimately provide a recommendation how to resolve the issue.  If one of the parties is unwilling to adopt such recommendation, the dispute shall be subject to binding arbitration in Boston, Massachusetts conducted by JAMS/Endispute or such other arbitrator agreed to by the parties, in accordance with the Center for Public Resources Institute for Dispute Resolutions Rules for Non-Administered Arbitration.

Section 6.17.                             Transferred Vehicles.  Seller and Purchaser agree that Seller will maintain (at Purchaser’s cost) insurance and registrations in place on the Transferred Vehicles for a period of thirty (30) business days following the Closing Date, and that Purchaser shall have the unlimited right to use the Transferred Vehicles during such period subject to Seller’s registrations and insurance.  As of the Closing Date, Purchaser will obtain liability insurance with respect to Transferred Vehicles and shall cause Seller to be named as an additional insured.  Purchaser shall indemnify and hold harmless Seller from and against any and all Losses (as hereinafter defined) arising out of Purchaser’s use of the Transferred Vehicles following the Closing Date.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1                                      Conditions Precedent to Obligation of Seller and Purchaser.  The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)                                  the waiting period applicable to the transactions contemplated by this Agreement, if any, under the HSR Act shall have expired or been terminated;

(b)                                       no Governmental Entity shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

(c)                                        Seller shall have delivered to Purchaser final audited 2011 financial statements which shall be, in Purchaser’s reasonable determination, substantially the same as the draft financial statements set forth in Schedule 4.5.

Section 7.2                                      Conditions Precedent to Obligation of Seller.  The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

(a)                                  Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by Purchaser on or prior to the Closing Date;

(b)                                 Except for such inaccuracies or omissions, the consequence of which do not individually or in the aggregate constitute a Material Adverse Effect, each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct as if made on and as of such date (or, if made as of a specific date, at and as of such date), and Purchaser shall have furnished Seller a certificate dated the Closing Date certifying the conditions set forth in Section 7.2(a) and this Section 7.2(b) have been satisfied; and

(c)                                  Purchaser shall have delivered the other documents and instruments required to be delivered by Purchaser pursuant to Section 3.3.

Section 7.3                                      Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

(a)                                  NAP and each Seller shall have performed in all material respects its obligations under this Agreement required to be performed by NAP and each Seller on or prior to the Closing Date;

(b)                                 Except for such inaccuracies or omissions, the consequence of which do not individually or in the aggregate constitute a Material Adverse Effect, each of the representations and warranties of NAP and the Seller contained in this Agreement shall be true and correct as if made on and as of such date (or, if made as of a specific date, at and as of such date), and NAP and each Seller shall have furnished Purchaser a certificate dated the Closing

Date certifying the conditions set forth in Section 7.3(a) and this Section 7.3(b) have been satisfied;

(c)                                  Purchaser shall have received the consents (or in lieu thereof waivers) listed in Schedule 7.3(c); provided, however, that if any of the agreements listed on Schedule 7.3(c) are non-transferable according to their terms, then Purchaser shall not be required to receive consent to their assignment; and, further provided, that if all of the consents listed on Schedule 7.3(c) have not been received on or before the Closing Date, the parties agree that notwithstanding anything to the contrary contained in this Agreement, if Purchaser does not waive the conditions set forth in this Section 7.3(c) with respect to any and all such consents not so received, then the Closing Date shall be extended to a date mutually acceptable to the parties not later than the forty-fifth (45th) day next following the Closing Date to enable Seller to satisfy the conditions contained in this Section 7.3(c);

(d)                                 Purchaser shall have received certificates issued by the appropriate Governmental Entities evidencing the good standing of each Seller as of a recent date (no more than ten (10) days prior to the Closing Date) in the State of Delaware;

(e)                                  Purchaser shall have received such certificates of tax good standing and waiver of tax liens as shall have been received by Seller prior to the Closing Date, as contemplated by Section 6.7(e)(i).

(f)                                    Purchaser shall have received payoff letters, good through the Closing Date, from Seller’s senior and subordinated lenders having liens on Seller’s assets;

(g)                                 Purchaser shall have received the Non-Competition Agreements, duly executed by the non-Purchaser party thereto; and

(h)                                 NAP or the Seller shall have delivered the other documents and instruments required to be delivered by Seller pursuant to Section 3.2.

ARTICLE VIII

TERMINATION

Section 8.1                                      Termination. This Agreement may be terminated at any time prior to the Closing by:

(a)                                        mutual written consent of NAP, the Seller and Purchaser;

(b)                                       except as otherwise provided in this Agreement, including in Section 6.3(c), either Purchaser or NAP and the Seller upon written notice given to the other party solely in the event that the Closing shall not have taken place on or before February 15, 2012 (unless such time is extended by written mutual agreement of the parties) (subject to extension as set forth in the proviso to Section 7.3(c), the “Outside Date”) provided, that the failure of the Closing to occur on or before such date is not the result of a breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination;

(c)                                        either NAP and the Seller, on the one hand, or Purchaser, on the other hand, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the other party which has rendered the satisfaction of any conditions contained in Article VII hereof impossible, such violation or breach has not been waived by the terminating party, and the breach has not been cured within thirty (30) days following the terminating party’s written notice of such breach, and the terminating party is not then in material breach.

Section 8.2                                      Effect of Termination.

(a)                                  In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its Affiliates, partners (general or limited), directors, officers or stockholders, other than the provisions of Section 6.2, Section 6.6 and this Section 8.2; provided, however, that nothing contained in this Section 8.2 shall relieve any party to this Agreement from liability to any other party for any willful breach of this Agreement.  In the event this Agreement is terminated pursuant to Section 8.1, Purchaser will redeliver all documents, work papers and other materials of NAP and the Seller relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, in accordance with the terms of the Confidentiality Agreement.  In addition, Purchaser will take any and all steps reasonably required to return, if necessary, any Permits to the name of Seller and correct the records of any Governmental Entity accordingly.

(b)                                 In the event of the termination of this Agreement pursuant to Section 8.1, dispensation of the Deposit shall be determined in accordance with the Deposit Escrow Agreement; provided that such disbursement shall be in addition to, and not a substitute for, any rights or remedies of the Parties hereunder.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1                                      Seller Indemnification.  From and after the Closing, subject to the other provisions of this ARTICLE IX, NAP and Seller, jointly and severally agree to indemnify, defend, and hold Purchaser, its officers, directors, stockholders, partners and members and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (each, a “Purchaser Indemnified Party”), harmless from and against any and all costs, expenses, losses, damages, fines, penalties or liabilities (including interest which may be imposed in connection therewith, court costs, litigation expenses, reasonable attorneys’ fees and costs) (each a “Loss” and, collectively, “Losses”) incurred by any Purchaser Indemnified Party arising from:

(a)                                  the breach of any representation or warranty made by NAP or any Seller and contained in this Agreement, the Ancillary Agreements or any other documents executed in connection therewith;

(b)                                 the breach or failure to perform any covenant or agreement made or undertaken by NAP or any Seller in this Agreement, the Ancillary Agreements or any other documents executed in connection therewith; and

(c)                                  the Excluded Liabilities.

Section 9.2                                      Purchaser Indemnification.  From and after the Closing, subject to the other provisions of this ARTICLE IX, Purchaser agrees to indemnify, defend and hold NAP and Seller and their respective officers, directors, stockholders, partners and members and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (each, a “Seller Indemnified Party”), harmless from and against any and all Losses incurred by any Seller Indemnified Party arising from:

(a)                                  the breach by Purchaser of any representation or warranty made by Purchaser and contained in this Agreement, the Ancillary Agreements or any other documents executed in connection therewith;

(b)                                 the breach or failure to perform any covenant or agreement made or undertaken by Purchaser in this Agreement, the Ancillary Agreements or any other documents executed in connection therewith; and

(c)                                  the Assumed Liabilities.

Section 9.3                                Indemnifying Procedures.

(a)                                  Upon receipt by a Seller Indemnified Party or a Purchaser Indemnified Party, as the case may be (the “Indemnified Party”), of notice from a Third Party of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party that might give rise to a claim for Losses under this ARTICLE IX, the Indemnified Party shall promptly give written notice thereof to Purchaser, on the one hand, or NAP and Seller, on the other hand, as the case may be (the “Indemnifying Party”), indicating the nature of such claim and the basis therefor; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.  The Indemnifying Party will have ten (10) days after such notice is given (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party with respect to the Third Party claim; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it reasonably shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party.  If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against the Third Party claim, the Indemnifying Party will have the right to control the defense of such matter by all appropriate proceedings and with counsel of its own choosing and at its sole cost and expense.  If the Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense, and in a manner so as not to unreasonably interfere with the defense of such matter by the Indemnifying Party.  If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend fails to commence or reasonably pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle (exercising reasonable business judgment), the matter all on behalf, for the account and at the risk of the Indemnifying Party; provided, however, that any such compromise or settlement consists solely of money damages to be borne by the Indemnifying Party and otherwise shall be reasonably satisfactory to the Indemnifying Party and shall contain as an unconditional term thereof a full and complete release of the Indemnifying Party by the Third Party in form and substance reasonably satisfactory to the Indemnifying Party.  Payments to the Indemnified Party for Losses for Third Party claims which are otherwise covered by the indemnification obligations herein shall not be required except to the extent that the Indemnified Party has expended or simultaneously with such payment will expend, out-of-pocket sums.  If the Indemnifying Party has assumed the defense of a Third Party claim, it shall reasonably proceed with such defense and promptly notify the Indemnified Party if it proposes to compromise or settle such Third Party claim for the account and at the risk of the Indemnifying Party in accordance with this Section 9.3.  In any event in which the Indemnifying Party has assumed the defense of a Third Party claim, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel; provided, however, that the foregoing shall not prevent the Indemnified Party from taking the position that it is entitled to indemnification hereunder.

(b)                                 In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under this Agreement that does not involve a claim by a Third Party, the Indemnified Party, as quickly as is practicable (but in any event within thirty (30) days after becoming aware of an indemnification claim) and by the most expeditious means available (promptly confirmed in writing), shall deliver notice of such claim to the Indemnifying Party in writing and in reasonable detail.  The failure by any Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it may have to such Indemnified Party to the extent that the Indemnifying Party has been prejudiced by such failure.  If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute may be resolved by litigation in an appropriate court of competent jurisdiction.

(c)                                  Purchaser shall, and shall instruct its general partner(s), officers, employees, attorneys, accountants and agents to, at the request of Seller, cooperate with Seller as may be reasonably required in connection with the investigation and defense of any Third Party suit, claim, action, proceeding or investigation relating to the Business, the Assumed Liabilities or the Acquired Assets that is brought against Seller or any of its Affiliates at any time on or after the Closing; provided, however, that Seller shall reimburse Purchaser promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Purchaser in connection with any such request; provided, further, however, that the immediately preceding proviso shall not apply in the case of any such Third Party suit, claim, action, proceeding or investigation for which a Seller Indemnified Party is entitled to indemnification under this ARTICLE IX.  Likewise, Seller shall, and shall instruct its directors, officers, employees, attorneys, accountants and agents to, at Purchaser’s request, cooperate with Purchaser as may be reasonably required in connection with the investigation and defense of any Third Party suit, claim, action, proceeding or investigation relating to the Business, the Excluded Liabilities or the Retained Assets that is brought against Purchaser or any of its Affiliates at any time on or after the Closing; provided, however, that Purchaser shall reimburse Seller promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Seller in connection with any such request; provided, further, however, that the immediately preceding proviso shall not apply in the case of any such Third Party suit, claim, action, proceeding or investigation for which a Purchaser Indemnified Party is entitled to indemnification under this ARTICLE IX.

Section 9.4                                Survival.

(a)                                  All covenants, agreements, representations and warranties of any party under this Agreement, subject to the limitations specified in Section 9.4(b), (c) and (d), shall survive the Closing, and any indemnification claim asserted in accordance with Section 9.3 prior to the expiration of the applicable survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

(b)                                 Except as otherwise provided in Section 9.4(d) or (e), the obligations of Seller under Section 9.1(a) shall survive the Closing until the expiration of eighteen (18) consecutive months, the first such month commencing on the Closing Date and ending on the day next preceding the last day of the seventeenth (17th) consecutive month after the Closing Date, with respect to claims made by Purchaser Indemnified Parties by notice in writing to Seller, received on or before such last day.

(c)                                  Except as otherwise provided in Section 9.4(d) or (e), the obligations of Purchaser under Section 9.2(a) shall survive the Closing until the expiration of eighteen (18) consecutive months, the first such month commencing on the Closing Date and ending on the day next preceding the last day of the seventeenth (17th) consecutive month after the Closing Date, with respect to claims made by Seller Indemnified Parties by notice in writing to Purchaser, received on or before such last day.

(d)                                 Notwithstanding the provisions of Section 9.4(b) and (c), the obligations of:

(i)                                     NAP and Seller in accordance with Section 9.1(a) with respect to the warranties and representations contained in Sections 4.1, 4.2 and 4.12 shall survive the Closing indefinitely;

(ii)                                  NAP and Seller in accordance with Section 9.1(a) with respect to the warranties and representations contained in Sections 4.8 and 4.9 shall survive the Closing until the expiration of the applicable statute of limitations;

(iii)                               Purchaser in accordance with Section 9.2(a) with respect to the warranties and representations contained in Sections 5.1 and 5.2 shall survive the Closing indefinitely;

(iv)                               NAP and Seller in accordance with Section 9.1(a) with respect to the warranty and representation contained in Section 4.15 shall survive until the fourth (4th) anniversary of the Closing Date;

(v)                                 NAP and Seller in accordance with Section 9.1(b) and (c) with respect to any covenants and agreements to be performed and complied with following the Closing and with respect to the Excluded Liabilities, in each case, shall survive the Closing indefinitely; and

(vi)                              Purchaser in accordance with Section 9.2(b) and (c) with respect to any covenants and agreements to be performed and complied with following the Closing and with respect to the Assumed Liabilities, in each case, shall survive the Closing indefinitely.

(e)                                  The limitations under Sections 9.4(b) and (c) shall not apply in respect of claims for fraud.

Section 9.5                                      Limitations.

Notwithstanding anything to the contrary contained in this Agreement or in any Ancillary Agreement:

(a)                                  Neither NAP, nor any Seller shall be required to provide any indemnification under this ARTICLE IX for breaches of the representation and warranties contained in ARTICLE IV with respect to any claim therefor unless aggregate Losses from the breach of any one or more of such representations and warranties for which indemnification is sought exceeds $750,000 (the “Basket”) and then only to the extent of the excess of the aggregate amount of Losses over such amount; provided, however, that the maximum amount of Losses that may be recovered under this ARTICLE IX by Purchaser for breaches of the representations and warranties contained in ARTICLE IV in the aggregate shall not exceed $6,600,000 (the “Cap”).  Except as expressly provided in this ARTICLE IX, indemnity obligations of Seller under this ARTICLE IX shall terminate at 11:59 PM prevailing Eastern time on the date determined for the expiration of the indemnification obligation of NAP and Seller in accordance with the applicable provision of Section 9.4.

(b)                                 Purchaser shall not be required to provide any indemnification under this ARTICLE IX for breaches of the representation and warranties contained in ARTICLE V with respect to any claim therefor unless aggregate Losses from the breach of any one or more of such representations and warranties for which indemnification is sought exceeds the Basket and then only to the extent of the excess of the aggregate amount of Losses over the amount of the Basket; provided, however, that and the maximum amount of Losses that may be recovered under this ARTICLE IX by Seller and NAP for breaches of the representations and warranties contained in ARTICLE V in the aggregate shall not exceed the Cap.  Except as expressly provided in this ARTICLE IX, indemnity obligations of Purchaser under this ARTICLE IX shall terminate at 11:59 PM prevailing Eastern time on the date determined for the expiration of the indemnification obligation of Purchaser in accordance with the applicable provision of Section 9.4.

(c)                                  If NAP or Seller breach any representation or warranty for which indemnification may be provided under Section 9.1(a), then, solely for purposes of calculating the dollar amount of Losses for which any Purchaser Indemnified Party is entitled to indemnification for such breach (including the amounts needed to reach the Basket), each of such representations and warranties that contain any qualification as to materiality will be deemed and interpreted to be a representation or warranty made without such qualification.

(d)                                 If Purchaser breaches any representation or warranty for which indemnification may be provided under Section 9.2(a), then, solely for purposes of calculating the dollar amount of Losses for which any Seller Indemnified Party is entitled to indemnification for such breach (including the amounts needed to reach the Basket), each of such representations and warranties that contain any qualification as to materiality will be deemed and interpreted to be a representation or warranty made without such qualification.

(e)                                  The amount of any Loss for which indemnification is provided under this ARTICLE IX shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any Third Party, (ii) insurance proceeds (not including self insurance or insurance with a captive insurance Affiliate) or other cash receipts or sources of reimbursement received as an offset against such Loss, or (iii) an amount equal to the present value of the net Tax benefit, if any, available to or taken by the Indemnified Party attributable to such Loss.  The Indemnified Party shall use reasonable efforts to seek recovery from all such sources to minimize any Loss for which indemnification is provided under this ARTICLE IX.  If the amount to be netted hereunder from any payment required under this ARTICLE IX is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE IX had such determination been made at the time of such payment.  No party shall be entitled to recover under this ARTICLE IX for Losses suffered because of the breach of any representation or warranty contained in this Agreement or any Ancillary Agreement if at or prior to the Closing such party had Knowledge of the breach of, or inaccuracy in, such representation or warranty; provided, however, the breaching party shall bear the burden of proving that the other party had such Knowledge.

Section 9.6                                      Exclusive Remedy.  The parties hereto acknowledge and agree that the remedies provided for in this Agreement and in the respective Ancillary Agreements shall be the parties’ sole and exclusive remedies with respect to the subject matter of this Agreement and of the Ancillary Agreements, other than for a claim of fraud or willful misconduct and except that nothing in this Agreement shall operate to limit the rights of the parties to seek equitable remedies (including injunctive relief or specific performance).  No amount shall be recoverable under this Agreement by any Indemnified Party to the extent such party has asserted a claim and received indemnification for such Loss under any Ancillary Agreement or applicable Law.  It is the parties’ intention that the indemnification provisions set forth in this Agreement and the Ancillary Agreements shall control and determine the parties’ respective rights and obligations with respect to any claims with respect to the Business, the Acquired Assets, the Retained Assets, the Assumed Liabilities or the Excluded Liabilities.

Section 9.7 Nature of Damages.  Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, in no event shall any Indemnifying Party be liable to any Indemnified Party for any consequential, punitive, indirect, incidental or other similar damages, including lost profits, for any breach or default under, or any act or omission arising out of or in any way relating to, this Agreement or any Ancillary Agreements, or the transactions contemplated hereby or thereby, under any form of action whatsoever, whether in contact or otherwise; provided, however, that an Indemnifying Party shall be liable to an Indemnified Party for (x) reasonable foreseeable consequential damages and/or (y) consequential or punitive damages, if, in the case of this clause (y) such damages are awarded to a Third Party against an Indemnified Party pursuant to an action, suit, proceeding, claim, demand or assessment for which the Indemnified Party may seek indemnification under this ARTICLE IX.

ARTICLE X

GENERAL PROVISIONS

Section 10.1                                Notices.  All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Purchaser:	NGL Energy Partners, LP
6120 South Yale Avenue, Suite 805
Tulsa, OK 74136
Attention: H. Michael Krimbill
Telephone: (918) 477-0595
Facsimile: (918) 492-0990

With copies
(which shall not constitute notice):	NGL Energy Partners, LP
c/o Seder & Chandler, LLP
339 Main Street
Worcester, MA 01608
Attention: J. Robert Seder, Esquire
Telephone: (508) 757-7721
Facsimile: (508) 831-0955

If to NAP or Seller:	North American Propane, Inc.
100 Myles Standish Boulevard
Taunton, Massachusetts 02780
Attention: President & Chief Executive Officer
Telephone: 800-822-1300, Ext. 8052
Facsimile: 508-844-4086

With copies

(which shall not constitute notice) to:	Kaplan Voekler Cunningham & Frank, PLC
7 East Second Street (23224)
P.O. Box 2470 (23218)
Richmond, Virginia
Attention: Robert R. Kaplan, Esquire
Telephone: 804-916-9032
Facsimile: 804-916-9132

Section 10.2           Descriptive Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.3           Entire Agreement; Assignment.  This Agreement (including the Exhibits, Schedules, Ancillary Agreements and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes, cancels and terminates all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto and (b) may not be assigned by NAP, Seller or by Purchaser without the prior written consent of the other parties; provided, however, that Purchaser may assign in whole or in part its rights under this Agreement to any Affiliate of Purchaser; however, no such assignment shall relieve Purchaser from any and all of its obligations under this Agreement and the Ancillary Agreements.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Any purported assignment in violation of this Section 10.3 shall be void.

Section 10.4           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the rules of conflict of laws of the State of Delaware or any other jurisdiction that would require the application of any other jurisdictions laws, as to all matters, including matters of validity, construction, effect, performance and remedies. Each party hereto irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court in Wilmington, Delaware, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of record of general jurisdiction in Wilmington, Delaware; (b) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (c) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

Section 10.5           Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND KNOWINGLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

Section 10.6           Extension; Waiver.  At any time prior to the Closing, either NAP or Seller, on the one hand, or Purchaser, on the other hand, as the case may be, may, in its discretion, (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of any other party contained herein, or (iv) waive the condition to such party’s obligations hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by a duly authorized Person on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7           Expenses.  Unless otherwise provided herein, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses; provided, however, that Purchaser shall be solely responsible for, and has paid, the filing fee under the HSR Act.

Section 10.8           Amendment and Modification.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.9           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.  A signature of a party to this Agreement sent by facsimile or other electronic transmission will be deemed to constitute an original and fully effective signature of such party.

Section 10.10         Severability; Validity; Parties in Interest.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.  Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.11         Time.  Time is of the essence of this Agreement.  If any time period or date ends on a day or time which is a weekend, legal holiday or bank holiday, such period shall be extended to the same time on the next Business Day.

Section 10.12         Specific Performance.  The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by a party in accordance with the specific terms hereof or were otherwise breached by a Party.  It is accordingly agreed that the other Party shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, NAP, Seller and Purchaser have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

NAP:

NORTH AMERICAN PROPANE, INC.,
a Delaware corporation

By:	/s/ Robert R. Kaplan
Name: Robert R. Kaplan
Title: Secretary and Treasurer

SELLER:

ENERGYUSA PROPANE, INC.,
a Delaware corporation

By:	/ /s/ Robert R. Kaplan
Name: Robert R. Kaplan
Title: Secretary and Treasurer

EUSA—ALLIED ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Robert R. Kaplan
Name: Robert R. Kaplan
Title: Secretary and Treasurer

EUSA HEATING & AIR CONDITIONING SERVICES, INC.,
a Delaware corporation

By:	/s/ Robert R. Kaplan
Name Robert R. Kaplan
Title: Secretary and Treasurer

PURCHASER:
NGL ENERGY PARTNERS LP,
a Delaware limited partnership

By: NGL ENERGY HOLDINGS LLC,
a Delaware limited liability company and
its general partner

By:	/s/ H. Michael Krimbill
Name: H. Michael Krimbill
Title: Chief Executive Officer